Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-240272

OTIS WORLDWIDE CORPORATION
Offers to Exchange New Notes Set Forth Below
Registered Under the Securities Act of 1933, as amended
for
Any and All Corresponding Outstanding Old Notes
Set Forth Opposite Below
New Notes	Old Notes
$1,300,000,000 2.056% Notes due 2025	$1,300,000,000 2.056% Notes due 2025
$500,000,000 2.293% Notes due 2027	$500,000,000 2.293% Notes due 2027
$1,500,000,000 2.565% Notes due 2030	$1,500,000,000 2.565% Notes due 2030
$750,000,000 3.112% Notes due 2040	$750,000,000 3.112% Notes due 2040
$750,000,000 3.362% Notes due 2050	$750,000,000 3.362% Notes due 2050
$500,000,000 Floating Rate Notes due 2023	$500,000,000 Floating Rate Notes due 2023
Principal Terms of the Exchange Offers:
These are offers (the “exchange offers”) by Otis Worldwide Corporation, a Delaware corporation (“Otis,” “we,” “us,” “our,” the “Company” or the “Registrant”), to exchange:
1.
up to $1,300,000,000 2.056% Notes due 2025 (the “Old 5-Year Notes”) for a like principal amount of 2.056% Notes due 2025, the offer of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”) (the “Exchange 5-Year Notes”);

2.
up to $500,000,000 2.293% Notes due 2027 (the “Old 7-Year Notes”) for a like principal amount of 2.293% Notes due 2027, the offer of which has been registered under the Securities Act (the “Exchange 7-Year Notes”);

3.
up to $1,500,000,000 2.565% Notes due 2030 (the “Old 10-Year Notes”) for a like principal amount of 2.565% Notes due 2030, the offer of which has been registered under the Securities Act (the “Exchange 10-Year Notes”);

4.
up to $750,000,000 3.112% Notes due 2040 (the “Old 20-Year Notes”) for a like principal amount of 3.112% Notes due 2040, the offer of which has been registered under the Securities Act (the “Exchange 20-Year Notes”);

5.
up to $750,000,000 3.362% Notes due 2050 (the “Old 30-Year Notes,” and together with the Old 5-Year Notes, Old 7-Year Notes, Old 10-Year Notes and the Old 20-Year Notes, the “Old Fixed Rate Notes”) for a like principal amount of 3.362% Notes due 2050, the offer of which has been registered under the Securities Act (“Exchange 30-Year Notes” and together with the Exchange 5-Year Notes, the Exchange 7-Year Notes, the Exchange 10-Year Notes and the Exchange 20-Year Notes, the “Exchange Fixed Rate Notes”); and

6.
up to $500,000,000 Floating Rate Notes due 2023 (the “Old Floating Rate Notes” and, together with the Old Fixed-Rate notes, the “Old Notes”) for a like principal amount of Floating Rate Notes due 2023, the offer of which has been registered under the Securities Act (the “Exchange Floating Rate Notes” and together with the Exchange Fixed Rate Notes, the “Exchange Notes” and together with the Old Notes any additional notes that Otis may issue from time to time under the Indenture, the “Notes”).

Each of the exchange offers expires at 11:59 p.m., New York City time, on August September 4, 2020, unless Otis extends one or more offers. You may withdraw tenders of Old Notes at any time prior to the expiration of the relevant exchange offer. The exchange offers are not subject to any condition other than that they will not violate applicable law or interpretations of the staff of the Securities and Exchange Commission (the “SEC”) and that no proceedings with respect to the exchange offers have been instituted or threatened in any court or by any governmental agency. The exchange offers are not conditioned upon any minimum principal amount of outstanding Old Notes being tendered.
Principal Terms of the Exchange Notes:
The terms of the Exchange Notes to be issued in the exchange offers are substantially identical in all material respects to terms of the Old Notes, except that the Exchange Notes will not be subject to restrictions on transfer, and the registration rights and additional interest provisions applicable to the Old Notes will not apply to the Exchange Notes. No public market currently exists for the Old Notes. Otis does not intend to list the Exchange Notes on any securities exchange, and, therefore, no active public market is anticipated.
The Exchange Notes will be unsecured, unsubordinated obligations of Otis and will rank equally in right of payment with all of Otis’ existing and future unsecured, unsubordinated indebtedness.
You should carefully consider the risk factors beginning on page 12 of this prospectus before participating in these exchange offers.
Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. Otis has agreed that, for a period of up to 180 days after the expiration date of the applicable exchange offer, if requested by one or more such broker-dealers, Otis will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Exchange Notes by any such broker-dealers. See “Plan of Distribution.”
None of the SEC, any state securities commission or other regulatory agency has approved or disapproved of the Exchange Notes or the exchange offers or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 10, 2020.

Otis has not authorized anyone to provide you with information that is different from the information included or incorporated by reference in this document. Otis cannot take responsibility for, nor provide assurances as to the reliability of, any different or additional information that others may give you. This document may only be used where it is legal to sell these securities.
No person is authorized in connection with these exchange offers to give any information or to make any representation not contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by Otis. You should assume that the information contained in this prospectus is accurate only as of its date.
This prospectus does not constitute an offer to sell or buy any Exchange Notes in any jurisdiction where it is unlawful to do so. You should base your decision to invest in the Exchange Notes and participate in the exchange offers solely on information contained or incorporated by reference in this prospectus.
No person should construe anything in this prospectus as legal, business or tax advice. Each person should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the exchange offers under applicable legal investment or similar laws or regulations.
Otis has filed with the SEC a registration statement on Form S-4 (File No. 333-240272) with respect to the exchange offers and the Exchange Notes. This prospectus, which forms part of that registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about Otis, the exchange offers and the Exchange Notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules and the documents incorporated by reference herein. Statements Otis makes in this prospectus or in the documents incorporated by reference herein about certain contracts or other documents are not necessarily complete. When Otis makes such statements, Otis refers you to the copies of the contracts or documents that are filed, because those statements are qualified in all respects by reference to those exhibits. The registration statement incorporates important business and financial information about Otis that is not included or delivered with this document. The registration statement, including the exhibits and schedules, is available at the SEC’s website at www.sec.gov. You may also obtain this information without charge by writing to Otis Worldwide Corporation, One Carrier Place, Farmington, CT 06032, Attention: Investor Relations.
In order to ensure timely delivery, you must request the information no later than August 28, 2020, which is five business days before the expiration of the exchange offers.
i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and other materials Otis has filed or will file with the SEC contain or incorporate by reference statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for Otis’ future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “confident” and other words of similar meaning in connection with a discussion of future operating or financial performance or the Separation (as defined below). Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, dividends, share repurchases, tax rates and other measures of financial performance or potential future plans, strategies or transactions of Otis following the Separation, including the estimated costs associated with the Separation and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, Otis claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation:
•
the effect of economic conditions in the industries and markets in which Otis and its businesses operate in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in commodity prices, interest rates and foreign currency exchange rates, levels of end market demand in construction, the impact of weather conditions, pandemic health issues (including COVID-19 and its effects, among other things, on global supply, demand, and distribution disruptions as the coronavirus outbreak continues and results in an increasingly prolonged period of travel, commercial and/or other similar restrictions and limitations), natural disasters and the financial condition of Otis’ customers and suppliers;

•	challenges in the development, production, delivery, support, performance and realization of the anticipated benefits of advanced technologies and new products and services;
•	future levels of indebtedness, capital spending and research and development spending;
•	future availability of credit and factors that may affect such availability, including credit market conditions and Otis’ capital structure;
•
the timing and scope of future repurchases of Otis’ common stock, which may be suspended at any time due to various factors, including market conditions and the level of other investing activities and uses of cash;

•	delays and disruption in delivery of materials and services from suppliers;
•	cost reduction or containment actions, restructuring costs and related savings and other consequences thereof;
•	new business and investment opportunities;
•	the anticipated benefits of moving away from diversification and balance of operations across product lines, regions and industries;
•	the outcome of legal proceedings, investigations and other contingencies;
•	pension plan assumptions and future contributions;
•	the impact of the negotiation of collective bargaining agreements and labor disputes;
•
the effect of changes in political conditions in the U.S. and other countries in which Otis and its businesses operate, including the effect of changes in U.S. trade policies or the United Kingdom’s withdrawal from the European Union, on general market conditions, global trade policies and currency exchange rates in the near term and beyond;

ii

•
the effect of changes in tax, environmental, regulatory (including among other things import/export) and other laws and regulations in the U.S. and other countries in which Otis and its businesses operate;

•	the ability of Otis to retain and hire key personnel;
•
the scope, nature, impact or timing of acquisition and divestiture activity, including among other things integration of acquired businesses into existing businesses and realization of synergies and opportunities for growth and innovation and incurrence of related costs;

•	the expected benefits of the Separation;
•	a determination by the Internal Revenue Service and other tax authorities that the Distribution (as defined below) or certain related transactions should be treated as taxable transactions;
•	risks associated with indebtedness incurred as a result of financing transactions undertaken in connection with the Separation;
•	the risk that dis-synergy costs, costs of restructuring transactions and other costs incurred in connection with the Separation will exceed Otis’ estimates; and
•
the impact of the Separation on Otis’ businesses and Otis’ resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, suppliers, employees and other business counterparties.

In addition, our Registration Statement on Form 10 and our Forms 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020 include important information as to risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary materially from those stated in forward-looking statements, see the discussions under “Risk Factors.” In addition, we discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the SEC, including our Registration Statement on Form 10, quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements speak only as of the date of this report or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements is disclosed from time to time in our other filings with the SEC.
iii

SUMMARY
The following is a summary of some of the information contained or incorporated by reference in this prospectus. This summary does not contain all the details concerning the exchange offers or the Exchange Notes, including information that may be important to you. To better understand Otis’ business and financial position, you should carefully review this entire document and the documents incorporated herein by reference, including the information under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Otis Worldwide Corporation
Otis Worldwide Corporation is the world’s largest elevator and escalator manufacturing, installation and service company. Our operations are organized into two segments: New Equipment and Service. Through our New Equipment segment, we design, manufacture, sell and install a wide range of passenger and freight elevators, as well as escalators and moving walkways for residential and commercial building and infrastructure projects. The Service segment provides maintenance and repair services for both our products and those of other manufacturers, and provides modernization services to upgrade elevators and escalators.
On November 26, 2018, United Technologies Corporation, subsequently renamed to Raytheon Technologies Corporation on April 3, 2020 (“UTC”), announced its intention to spin-off its Otis reportable segment into a separate publicly traded company (the “Separation”). The Registrant was incorporated on March 1, 2019, as a wholly-owned subsidiary of UTC to hold the assets and liabilities associated with UTC’s Otis operating segment. On April 3, 2020, UTC completed the spin-off of Otis through a pro-rata distribution of 0.5 shares of Otis common stock for every share of UTC common stock held at the close of business on the record date of March 19, 2020 (the “Distribution”). Otis began to trade as a separate public company (New York Stock Exchange: OTIS) on April 3, 2020.
Our principal executive offices are located at One Carrier Place, Farmington, Connecticut 06032, and our telephone number at that location is (860) 233-6847.

THE EXCHANGE OFFERS
Background
On February 27, 2020, we completed the private offering and issuance of the Old Notes, the net proceeds of which were used for distributions to UTC in connection with the Separation and Distribution. We are offering to issue the Exchange Notes in exchange for the Old Notes to satisfy our obligations under the Registration Rights Agreement, dated February 27, 2020 (the “Registration Rights Agreement”) that we entered into with the initial purchasers of the Old Notes.
After the exchange offers are complete, holders of Old Notes will no longer be entitled to any exchange or registration rights with respect to the Exchange Notes.
Exchange Offers
The Registrant is offering to exchange:
•	the unregistered Old 5-Year Notes for a like principal amount of the Exchange 5-Year Notes;
•	the unregistered Old 7-Year Notes for a like principal amount of the Exchange 7-Year Notes;
•	the unregistered Old 10-Year Notes for a like principal amount of the Exchange 10-Year Notes;
•	the unregistered Old 20-Year Notes for a like principal amount of the Exchange 20-Year Notes;
•	the unregistered Old 30-Year Notes for a like principal amount of the Exchange 30-Year Notes; and
•	the unregistered Old Floating Rate Notes for a like principal amount of the Exchange Floating Rate Notes.
The Exchange Notes will be substantially identical in all material respects to the Old Notes, except that the Exchange Notes will not be subject to restrictions on transfer, and the registration rights and additional interest provisions applicable to the Old Notes will not apply to the Exchange Notes.
Old Notes may be exchanged only in minimum denominations of $2,000 and larger integral multiples of $1,000. You should read the discussion under the headings “—The Exchange Notes” and “Description of the Notes” for further information regarding the Exchange Notes. You should also read the discussion under the heading “Terms of the Exchange Offers” for further information regarding the exchange offers and resale of the Exchange Notes.

Resales
Based on interpretations by the staff of the SEC set forth in previous no-action letters issued to third parties, including Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated, Otis believes that the Exchange Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, so long as you:
•	are acquiring the Exchange Notes in the ordinary course of business;
•	have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in a distribution of the Exchange Notes; and
•	you are not an “affiliate” of Otis, as defined in Rule 405 of the Securities Act.
By signing the letter of transmittal and exchanging your Old Notes for Exchange Notes, as described below, you will be making representations to the effect of the above conditions. If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the no-action letters referred to above and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes.
We base our belief on interpretations by the SEC staff in no-action letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our exchange offers. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.
Each participating broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offers in exchange for the Old Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See “Plan of Distribution.”
Any holder of Old Notes who:
•	is Otis’ affiliate;
•	does not acquire the Exchange Notes in the ordinary course of its business; or
•	cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters;
must, in the absence of an exemption, comply with registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes. Otis will not assume, nor will Otis indemnify you against, any liability you may incur under the Securities Act or state or local securities laws if you transfer any Exchange Notes issued in the exchange offers absent compliance with the applicable registration and prospectus delivery requirements or an applicable exemption.
If applicable law or applicable interpretations of the staff of the SEC do not permit Otis to effect the exchange offers, or if the exchange offers are not consummated by February 21, 2021 for any reason, or upon the request of holders of the Notes under certain limited circumstances, Otis will be required to file, and use commercially reasonable efforts to cause to become effective, a shelf registration statement under the Securities Act which would cover resales of the Old Notes. See “Terms of the Exchange Offers—Additional Obligations.”
Expiration Time
Each of the exchange offers will expire at 11:59 p.m., New York City time, on September 4, 2020, or such later date and time to which Otis extends it. Otis does not currently intend to extend the expiration time for any of the offers.
Conditions to the Exchange Offers
The exchange offers are subject to the following conditions, which Otis may waive:
•	the exchange offers do not violate applicable law or applicable interpretations of the staff of the SEC; and
•
there is no action or proceeding instituted or threatened in any court or by any governmental agency with respect to these exchange offers, which, in Otis’ judgment, could reasonably be expected to impair Otis’ ability to proceed with the exchange offers.

The exchange offers are not conditioned upon any minimum principal amount of outstanding Old Notes being tendered. See “Terms of the Exchange Offers—Conditions to the Exchange Offers.”
Procedures for Tendering the Old Notes
If you wish to accept and participate in the exchange offers, you must complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the completed, executed letter of transmittal or the copy thereof, together with the Old Notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold Old Notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offers, you must comply with the Automated Tender Offer Program (“ATOP”) procedures of DTC described herein.
By signing or agreeing to be bound by the letter of transmittal, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, you represent to Otis that, among other things:
•	any Exchange Notes that you receive will be acquired in the ordinary course of their business;
•	you have no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;
•
if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

•	you are not an “affiliate” of Otis as defined in Rule 405 under the Securities Act.
In addition, you may be required to make such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the Exchange Notes under the Securities Act.
Special Procedures for Beneficial Owners
If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such Old Notes in the exchange offers, you should promptly contact the person in whose name the Old Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offers on your own behalf, prior to completing and executing the letter of transmittal and delivering your Old Notes, you must either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the person in whose name the Old Notes are registered. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration time.
If you are a beneficial owner that holds Old Notes through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream Banking, société anonyme (“Clearstream”), and wish to tender your Old Notes, contact Euroclear or Clearstream directly to ascertain the procedure for tendering Old Notes and comply with such procedure.

Withdrawal of Tenders
Tenders of Old Notes pursuant to any of the exchange offers may be withdrawn at any time prior to the expiration time of the applicable exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “Terms of the Exchange Offers—Exchange Agent” before the expiration time of the applicable exchange offers.
Acceptance of the Old Notes and Delivery of Exchange Notes
If all the conditions to the completion of the exchange offers are satisfied, Otis will accept any and all Old Notes that are properly tendered in these exchange offers and not properly withdrawn before the applicable expiration time. Otis will return any Old Notes that Otis does not accept for exchange to its registered holder at its expense promptly after the expiration time. Otis will deliver the Exchange Notes to the registered holders of Old Notes accepted for exchange promptly after the expiration time and acceptance of such Old Notes. See “Terms of the Exchange Offers—Acceptance of Old Notes for Exchange; Delivery of Exchange Notes.”
Effect on Holders of Old Notes
As a result of making, and upon acceptance for exchange of all validly tendered Old Notes pursuant to the terms of, the exchange offers, Otis will have fulfilled a covenant contained in the Registration Rights Agreement. If a holder of Old Notes does not tender their Old Notes in the exchange offers, such holder will continue to hold their Old Notes and such holder will be entitled to all the rights and limitations applicable to the Old Notes in the Indenture (as defined in “Description of the Notes”), except for any rights under the Registration Rights Agreement that by their terms terminate upon the consummation of the exchange offers. See “Terms of the Exchange Offers—Purpose and Effect of the Exchange Offers.”
Consequences of Failure to Exchange
All untendered Old Notes will continue to be subject to the restrictions on transfer provided for in the Old Notes and in the Indenture.
In general, the Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state or local securities laws. The trading market for your Old Notes will likely become more limited to the extent that other holders of Old Notes participate in the exchange offers. Following consummation of the exchange offers, Otis will not be required to register under the Securities Act any Old Notes that remain outstanding, except in the limited circumstances in which it is obligated to file a shelf registration statement for certain holders of Old Notes not eligible to participate in the exchange offers pursuant to the Registration Rights Agreement.

If your Old Notes are not tendered and accepted in the exchange offers, it may become more difficult to sell or transfer the Old Notes. See “Terms of the Exchange Offers—Additional Obligations” and “Risk Factors.”
Material U.S. Federal Income Tax Considerations
The exchange of Old Notes for Exchange Notes in the exchange offers will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”
Exchange Agent
The Bank of New York Mellon is the exchange agent for the exchange offers. The address and telephone number of the exchange agent are set forth in the section captioned “Terms of the Exchange Offers—Exchange Agent.”

THE EXCHANGE NOTES
The terms of the Exchange Notes are summarized below solely for your convenience. This summary is not a complete description of the Exchange Notes. Other than the restrictions on transfer, registration rights and additional interest provisions, the Exchange Notes will have the same terms as the Old Notes. For a more detailed description of the Exchange Notes, see the discussion under the caption “Description of the Notes” beginning on page 31 of this prospectus.
You should read the full text and more specific details contained elsewhere in this prospectus, including the “Risk Factors” section and consolidated financial statements and the notes thereto incorporated by reference into this prospectus.
In this section, the terms “Company,” “we” and “our” refer only to Otis Worldwide Corporation and not any of its subsidiaries.
Issuer
Otis Worldwide Corporation
Securities Offered
$1,300 million aggregate principal amount of Exchange 5-Year Notes.
$500 million aggregate principal amount of Exchange 7-Year Notes.
$1,500 million aggregate principal amount of Exchange 10-Year Notes.
$750 million aggregate principal amount of Exchange 20-Year Notes.
$750 million aggregate principal amount of Exchange 30-Year Notes.
$500 million aggregate principal amount of Exchange Floating Rate Notes.
No Guarantees
The Exchange Notes will not be guaranteed. The guarantee by UTC of the Old Notes terminated upon the Separation and Distribution.
Interest Rate on Exchange Fixed Rate Notes
2.056% for the Exchange 5-Year Notes.
2.293% for the Exchange 7-Year Notes.
2.565% for the Exchange 10-Year Notes.
3.112% for the Exchange 20-Year Notes.
3.362% for the Exchange 30-Year Notes.
Interest Rate on Exchange Floating Rate Notes
A floating rate, reset quarterly, equal to the then-current Benchmark (as defined in “Description of the Notes”) plus 0.45% per annum.
Interest Payment Dates
Interest on the Exchange Notes will accrue from the last interest payment date on which interest was paid or duly provided for on the Old Notes surrendered in exchange therefor. The holders of the Old Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Old Notes from the last interest payment date on which interest was paid or duly provided for on such Old Notes to the date of issuance of the Exchange Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes. Interest is payable on the Exchange

Notes beginning with the first interest payment date following the consummation of the exchange offers.
Interest on the Exchange 5-Year Notes and the Exchange 7-Year Notes will be payable on April 5 and October 5 of each year. Interest on the Exchange 10-Year Notes, the Exchange 20-Year Notes and the Exchange 30-Year Notes will be payable on February 15 and August 15 of each year. Interest on the Exchange Floating Rate Notes will be payable on January 5, April 5, July 5 and October 5 of each year.
Maturity Dates
April 5, 2025 for the Exchange 5-Year Notes.
April 5, 2027 for the Exchange 7-Year Notes.
February 15, 2030 for the Exchange 10-Year Notes.
February 15, 2040 for the Exchange 20-Year Notes.
February 15, 2050 for the Exchange 30-Year Notes.
April 5, 2023 for the Exchange Floating Rate Notes.
Optional Redemption
At any time, and from time to time, prior to the Par Call Date (as defined in “Description of the Notes—Optional Redemption”) in respect of a series of Exchange Fixed Rate Notes, we may redeem Exchange Fixed Rate Notes of such series, in whole or in part, at the redemption price described in “Description of the Notes—Optional Redemption.”
At any time on or after the Par Call Date in respect of a series of Exchange Fixed Rate Notes, we may redeem Exchange Fixed Rate Notes of such series, in whole or in part, at a redemption price equal to 100% of the principal amount of the Exchange Fixed Rate Notes being redeemed, plus accrued and unpaid interest, if any, on the principal amount of Exchange Fixed Rate Notes being redeemed to, but excluding, the redemption date (such redemption, a “Par Call”).
We may redeem the Exchange Floating Rate Notes, in whole or in part, at any time on or after April 5, 2021 at the redemption price described under the caption “Description of the Notes—Optional Redemption.”
The redemption provisions are discussed in this prospectus under the caption “Description of the Notes—Optional Redemption.”
Ranking
The Exchange Notes will be our unsecured, unsubordinated obligations, respectively, and will:
•	rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, liabilities and other obligations;
•	rank senior in right of payment to all of our future indebtedness that is subordinated to the Exchange Notes;

•	be effectively subordinated in right of payment to all of our future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and
•	be structurally subordinated in right of payment to all existing and future indebtedness, liabilities and other obligations of each of our subsidiaries.
Use of Proceeds
Otis will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, Otis will receive in exchange Old Notes in like principal amount, which will be cancelled and, as such, issuing the Exchange Notes will not result in any increase in Otis’ indebtedness or be financed with new borrowings.
Certain Covenants
The Indenture includes covenants that, among other things, limit our ability and the ability of the our Wholly-Owned Domestic Manufacturing Subsidiaries (as defined in “Description of the Notes”) to create, incur, issue or assume any indebtedness secured by any mortgage, lien, encumbrance, or security interest on any Principal Properties and to enter into sale and leaseback transactions (as defined in “Description of the Notes”) with respect to Principal Properties and will limit our ability to consolidate with or merge into any other person or convey, transfer, or lease all or substantially all of our properties and assets to any person. These covenants will be subject to a number of important qualifications and limitations. See “Description of the Notes.”
Trustee, Securities Registrar, Paying Agent and Calculation Agent
The Bank of New York Mellon Trust Company, N.A.
Form and Denominations
The Exchange Notes will be book-entry only and registered in the name of a nominee of DTC. Investors may elect to hold interests in the Exchange Notes through Clearstream Banking, S.A. or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in these systems, or indirectly through organizations that are participants in these systems. The Exchange Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000.
Risk Factors
For a discussion of factors you should carefully consider before deciding to purchase the Exchange Notes, see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 2 and 12, respectively, of this prospectus and the “Risk Factors” discussed in Otis’ Registration Statement on Form 10 and Form 10-Qs for the quarterly periods ended March 31, 2020 and June 30, 2020, which documents are in each case incorporated by reference in this prospectus.

No Public Market
The Exchange Notes are new securities, and there is currently no established trading market for the Exchange Notes. See “Risk Factors.” An active trading market may not develop for the Exchange Notes, and we do not intend to apply to list the Exchange Notes on any securities exchange or for quotation in any automated dealer quotation system.
Governing Law
The Exchange Notes will be, and the Indenture is, governed by and construed in accordance with the laws of the State of New York.

RISK FACTORS
Otis is subject to certain risks and uncertainties due to the nature of the business activities it conducts. The risks discussed below, any of which could materially and adversely affect its business, financial condition, cash flows, performance and results of operations, are not the only risks Otis faces. Otis may experience additional risks and uncertainties not currently known to it; or, as a result of developments occurring in the future, conditions that Otis currently deems to be immaterial may also materially and adversely affect its business, financial condition, cash flows, performance and results of operations. In any such case, you may lose all or a part of your original investment and not realize any return you may have expected thereon.
Investing in the Exchange Notes involves risks. Prospective investors should consider carefully all of the information set forth in this prospectus, any free writing prospectus filed by us with the SEC and the documents incorporated by reference herein. In particular, you should carefully consider the factors discussed below and under “Risk Factors” included in our Registration Statement on Form 10, our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2020 and June 30, 2020 and our Current Reports on Form 8-K. See “Incorporation by Reference” and “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to the Exchange Notes
We have significant outstanding indebtedness including the Old Notes and the Term Loan Credit Facility, and significant unused borrowing capacity under our Revolving Credit Facility. We may incur additional debt in the future. The terms of the Credit Facilities and the Indenture, and the terms of any future indebtedness may, restrict the activities of the company.
Prior to the Separation, on February 10, 2020, the Company and its wholly-owned subsidiary, Otis Intercompany Lending Designated Activity Company, as borrowers, entered into a credit agreement providing for a $1.5 billion unsecured, unsubordinated 5-year revolving credit facility (the “Revolving Credit Facility”). As of June 30, 2020, there were no amounts outstanding under the Revolving Credit Facility. Also, on February 10, 2020, the Company, as borrower, entered into a $1.0 billion unsecured 3-year term loan credit facility (the “Term Loan Credit Facility” and, together with the Revolving Credit Facility, the “Credit Facilities”).
Prior to the Separation, the Company drew the full $1.0 billion on the Term Loan Credit Facility. The proceeds from the Term Loan Credit Facility and the issuance of the Old Notes were used to distribute approximately $6.3 billion to UTC in connection with the Separation.
The Credit Facilities and the Indenture impose restrictions on the Company and certain subsidiaries, including certain restrictions customary for financings of these types that, among other things, limit the ability to incur additional liens, to make certain fundamental changes and to enter into sale and leaseback transactions. In addition, the Credit Facilities require the Company to comply with a maximum consolidated total net debt to EBITDA leverage ratio.
The ability of the Company to comply with such restrictions and covenants may be affected by events beyond its control. If the Company breaches any of these restrictions or covenants and does not obtain a waiver from the lenders or holders, as applicable, then, subject to the applicable cure periods and conditions, any outstanding indebtedness under the Credit Facilities or the Indenture, as applicable, could be declared immediately due and payable. The Company may incur significantly more indebtedness in the future by drawing under the Revolving Credit Facility or otherwise.
Servicing our indebtedness requires a significant amount of cash and we may not generate sufficient cash flow from our business to pay our substantial indebtedness.
As of June 30, 2020, we had approximately $6.3 billion in aggregate principal amount of outstanding indebtedness.
Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the Exchange Notes, depends on our future performance, which is subject to economic, financial, competitive, regulatory factors, as well as other factors beyond our control. The cash flow from operations in the future may be insufficient to service our indebtedness because of factors beyond our control. If we are unable to generate the necessary cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.
The Indenture does not limit the Company’s indebtedness, prevent dividends or generally prevent highly leveraged transactions, and there are no financial covenants in the Indenture. As a result, we may incur additional debt, which could increase the risks associated with our substantial debt.
Neither the Company nor any of the Company’s subsidiaries are restricted from incurring additional unsecured debt or other liabilities, including additional unsubordinated debt, under the Indenture. If we incur additional debt or liabilities, the Company’s ability to pay the Company’s obligations on the Exchange Notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the Indenture from paying dividends or issuing or repurchasing our securities. We paid a cash dividend of $0.20 per share on June 9 and expect to pay quarterly dividends in the future.
There are no financial covenants in the Indenture; per the immediately preceding risk factor, the Credit Facilities do contain a financial covenant. Except for the covenants described in “Description of the Notes” there are no covenants or any other provisions in the Indenture which may afford you protection in the event of a highly leveraged transaction, including one that may or may not result in a change of control of Otis.
Upon the occurrence of a Change of Control Triggering Event with respect to a series of Exchange Notes, unless we have exercised our right to redeem the Exchange Notes of such series by giving irrevocable notice on or prior to the 30th day after the Change of Control Triggering Event in accordance with the Indenture, each holder of the Exchange Notes of such series will have the right to require us to purchase the Exchange Notes as described under “Description of the Notes—Offer to Purchase Upon Change of Control Triggering Event.” However, the Change of Control Triggering Event provisions will not afford you protection in the event of certain highly leveraged transactions that may adversely affect you. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us generally will not constitute a Change of Control that would potentially lead to a Change of Control Triggering Event. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the Exchange Notes. If any such transaction were to occur, the value of the Exchange Notes could decline.
We may not have sufficient cash to purchase the Exchange Notes upon a Change of Control Triggering Event.
As described under “Description of the Notes—Offer to Purchase Upon Change of Control Triggering Event,” we will be required to offer to purchase all of the Exchange Notes upon the occurrence of a Change of Control Triggering Event. We may not, however, have sufficient cash at that time or have the ability to arrange necessary financing on acceptable terms to purchase the Exchange Notes under such circumstances. In addition, our ability to purchase the Exchange Notes for cash may be limited by law or the terms of other agreements relating to our debt outstanding at the time. If we were unable to purchase the Exchange Notes upon the occurrence of a Change of Control Triggering Event, it would result in an event of default under each series of Exchange Notes, as applicable, under the Indenture.
An increase in market interest rates could result in a decrease in the relative value of the Exchange Fixed Rate Notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium over market interest rates, if any, will decline. Consequently, if market interest rates increase, the market values of your Exchange Fixed Rate Notes may decline. We cannot predict the future level of market interest rates.
Changes in our credit ratings may adversely affect the value of the Exchange Notes.
Any ratings assigned to the Exchange Notes could be lowered, suspended or withdrawn entirely by the rating agencies if, in each rating agency’s judgment, circumstances warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the Exchange Notes.

There is currently no market for the Exchange Notes, an active trading market may not develop for the Exchange Notes and we do not intend to apply to list the Exchange Notes on any securities exchange or for quotation in any automated dealer quotation system.
The Exchange Notes are a new issue of securities for which there currently is no established public market. We do not intend to apply for listing of the Exchange Notes on any securities exchange or to arrange for quotation of the Exchange Notes on any automated dealer quotation system. We cannot provide you with any assurance regarding whether trading markets for the Exchange Notes will develop, the ability of holders of the Exchange Notes to sell the Exchange Notes or the prices at which holders may be able to sell the Exchange Notes. If no active trading markets develop, you may be unable to resell the Exchange Notes at their fair market value or at any price. In addition, the liquidity of the trading market in the Exchange Notes and the market price quoted for the Exchange Notes may be adversely affected by changes in the overall market for securities and by changes in our financial performance or prospects or changes in the financial performance or prospects of companies in our industry. In addition, such market-making activities may be limited during the exchange offers or while the effectiveness of a registration statement is pending.
If trading markets for any of the Exchange Notes do develop, changes in our credit ratings or the debt markets could adversely affect the market prices of the Exchange Notes. The prices for the Exchange Notes will depend on many factors, including, among others:
•	our credit ratings with major credit rating agencies;
•	the prevailing interest rates being paid by other companies similar to us;
•	our financial condition, financial performance, operating results, cash flows and future prospects; and
•	the overall condition of the financial markets.
Our Board of Directors has broad discretion to determine that a property is not a Principal Property and therefore not subject to certain covenants in the Indenture.
The Indenture includes covenants that, among other things, limit the Company’s ability and the ability of its Wholly-Owned Domestic Manufacturing Subsidiaries to create, incur, issue or assume any indebtedness secured by any mortgage, lien, encumbrance or security interest on and enter into sale and leaseback transactions with respect to Principal Properties, subject to certain important qualifications and limitations. The Indenture provides that a Principal Property means any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures comprising a part thereof, owned or leased by the Company or any of its Wholly-Owned Domestic Manufacturing Subsidiaries and located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date the determination as to whether a property is a Principal Property is being made, is an amount which exceeds 1% of the consolidated net total assets of the Company and its consolidated subsidiaries, subject to certain exceptions. Under the terms of the Indenture, our Board of Directors may determine from time to time after the issuance of the Exchange Notes that any such property is not a Principal Property, and, therefore, such property is not subject to the covenants in the Indenture.
The Exchange Notes will not be guaranteed by any of the Company’s subsidiaries and will be structurally subordinated to any existing or future preferred stock, indebtedness, guarantees and other liabilities of the Company’s respective subsidiaries.
The Exchange Notes will be obligations exclusively of the Company. Additionally, the Exchange Notes will not be guaranteed by any of the Company’s subsidiaries. As a result, the Exchange Notes will be structurally subordinated to existing or future preferred stock, indebtedness, guarantees and other liabilities, including trade payables, of our subsidiaries. The Indenture does not restrict us or our subsidiaries from incurring substantial additional indebtedness in the future.
As of June 30, 2020, our subsidiaries had approximately $6.3 billion in aggregate principal amount of outstanding indebtedness.
Our subsidiaries are separate and distinct legal entities from the Company and have no obligation to pay any amounts due on the Exchange Notes or to provide us with funds to meet the respective payment obligations on the Exchange Notes. Any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions and will be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation, or similar reorganization, and therefore the rights of the holders of the Exchange Notes to participate in those assets, will be structurally subordinated to the claims of such subsidiaries’ creditors, including trade creditors, and all existing and future indebtedness and other liabilities of such subsidiaries.
Our credit ratings may not reflect all risks of your investment in the Exchange Notes.
Any credit ratings assigned or that will be assigned to the Exchange Notes are limited in scope, and do not address all material risks relating to an investment in the Exchange Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant.
Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the Exchange Notes and increase our corporate borrowing costs.
We may choose to redeem the Exchange Notes of certain series prior to maturity.
We may redeem some or all of the Exchange Fixed Rate Notes at any time and from time to time. See “Description of the Notes—Optional Redemption.” We may redeem some or all of the Exchange Floating Rate Notes at any time during the two year period prior to the maturity of such Exchange Floating Rate Notes. See “Description of the Notes—Optional Redemption.” Although the Exchange Fixed Rate Notes contain provisions designed to compensate you for the lost value of such notes if we redeem some or all of such notes prior to maturity, such provisions only approximate this lost value and may not adequately compensate you. The Exchange Floating Rate Notes do not contain provisions designed to compensate you for the lost value of such notes if we redeem some or all of such notes prior to maturity. Furthermore, depending on prevailing interest rates at the time of any such redemption, you may not be able to reinvest the redemption proceeds in a comparable security (including with comparable ratings) at an interest rate as high as the interest rate of the notes being redeemed or at an interest rate that would otherwise compensate you for any lost value as a result of any redemption of notes.
Holders of the Exchange Floating Rate Notes will have no rights against the publishers of LIBOR, SOFR or any other reference rate.
Holders of the Exchange Floating Rate Notes will have no rights against the publishers of LIBOR or any other reference rate, even though the amount they receive on each interest payment date will depend upon the level of LIBOR (as defined below), SOFR (as defined below) or a different reference rate. The publishers of LIBOR, SOFR, or any other reference rate are not in any way involved in this offering and have no obligations relating to the Exchange Floating Rate Notes or the holders of the Exchange Floating Rate Notes.
Uncertainty relating to the calculation of Three-Month LIBOR and other reference rates and their potential discontinuance may materially adversely affect the value of the Exchange Floating Rate Notes.
Three-Month LIBOR and other interest rate, equity, commodity, foreign exchange rate and other types of indices which are deemed to be “benchmarks” are the subject of ongoing national, international and other regulatory guidance and proposals for reform. These reforms may cause such “benchmarks” to perform differently than in the past or to disappear entirely, or may have other consequences which cannot be predicted. Any such consequence could have an adverse effect on any notes linked to such a “benchmark,” including the Exchange Floating Rate Notes.
Some of these reforms are already effective, including the EU Benchmark Regulation (Regulation (EU) 2016/1011) (the “Benchmarks Regulation”), the compliance date of which was January 1, 2018, while others are still to be implemented. These reforms and other pressures may cause LIBOR to disappear entirely, to perform differently than in the past (as a result of a change in methodology or otherwise), create disincentives for market participants to continue to administer or contribute to LIBOR or have other consequences that cannot be predicted. On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021. The announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR, whether LIBOR rates will cease to be published or supported before or after 2021 or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere.
Any changes to Three-Month LIBOR as a result of national, international or other regulatory guidance and proposals for reform or other initiatives, or any further uncertainty surrounding the implementation of such changes, could have an adverse effect on the value of and return on the Exchange Floating Rate Notes.
If the Benchmark Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date (as defined in “Description of the Notes”) have occurred with respect to LIBOR (or the then-current Benchmark), then the provisions set forth below under “Description of the Notes—Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the Exchange Floating Rate Notes during the applicable Interest Period (as defined in “Description of the Notes”). In accordance with the provisions set forth under “Description of the Notes—Effect of Benchmark Transition Event,” after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate payable on the Exchange Floating Rate Notes will transition to an alternative Benchmark as provided therein. Any of the alternative methods may result in interest payments that are lower than or that do not otherwise correlate over time with the interest payments that would have been made on the Exchange Floating Rate Notes if the Three-Month LIBOR rate was available in its current form.
Interest on the Exchange Floating Rate Notes will be calculated using a Benchmark Replacement selected by the Benchmark Agent (which may be the Company or its designee) if a Benchmark Transition Event occurs.
As described in detail in the provisions set forth under “Description of the Notes—Effect of Benchmark Transition Event,” if during the term of the Exchange Floating Rate Notes, the Benchmark Agent (which may be the Company or its designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR, the Benchmark Agent in its sole discretion will select a Benchmark Replacement as the base rate in accordance with the provisions set forth under “Description of the Notes—Effect of Benchmark Transition Event.” The Benchmark Replacement may include a spread adjustment, and other technical, administrative or operational changes described in the provisions set forth under “Description of the Notes—Effect of Benchmark Transition Event” may be made to the interest rate determination if the Benchmark Agent determines in its sole discretion they are required. The selection of a Benchmark Replacement, and any decisions made by the Benchmark Agent in connection with implementing a Benchmark Replacement with respect to the Exchange Floating Rate Notes, could result in adverse consequences to the applicable interest rate on the Exchange Floating Rate Notes, which could adversely affect the return on, value of and market for such securities. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to LIBOR or that any Benchmark Replacement will produce the economic equivalent of LIBOR.
The interests of the Benchmark Agent in making the determinations described above may be in addition to and/or different from your interests as a holder of the Exchange Floating Rate Notes. Furthermore, the Company or its appointed designee (which may include an affiliate of the Company) may assume the duties of the Benchmark Agent. Any exercise of discretion by the Company under the terms of the Exchange Floating Rate Notes, including any discretion exercised by the Company or by its affiliate acting as Benchmark Agent, could present a conflict of interest. In making the required determinations, decisions and elections, the Company or an affiliate of the Company acting as Benchmark Agent may have economic interests that are in addition to and/or different from the interest of the holders of the Exchange Floating Rate Notes, and those determinations, decisions or elections could have a material adverse effect on the yield on, value of and market for the Exchange Floating Rate Notes. All determinations, decisions or elections by the Company, or by the Company or its affiliate acting as Benchmark Agent, under the terms of the Exchange Floating Rate Notes will be conclusive and binding absent manifest error.

SOFR is a relatively new market index and as the related market continues to develop, there may be an adverse effect on the return on or value of the Exchange Floating Rate Notes.
If a Benchmark Transition Event and its related Benchmark Replacement Date occur, then the rate of interest on the Exchange Floating Rate Notes may be determined using SOFR. In the following discussion of SOFR, when we refer to SOFR-linked notes or debt securities, we mean the Exchange Floating Rate Notes at any time when the rate of interest on those notes or debt securities is or will be determined based on SOFR.
The Benchmark Replacements specified in the provisions set forth under “Description of the Notes—Effect of Benchmark Transition Event” include Term SOFR, a forward-looking term rate which will be based on SOFR. Term SOFR is currently being developed under the sponsorship of the Federal Reserve Bank of New York (the “NY Reserve Bank”), and there is no assurance that the development of Term SOFR will be completed. If a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to LIBOR and, at that time, a form of Term SOFR has not been selected or recommended by the Board of Governors of the Federal Reserve System, the NY Reserve Bank, a committee thereof or successor thereto, then the next-available Benchmark Replacement under the provisions set forth under “Description of the Notes—Effect of Benchmark Transition Event” will be used to determine the amount of interest payable on the Exchange Floating Rate Notes for the next applicable Interest Period and all subsequent Interest Periods (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next-available Benchmark Replacement).
These next-available Benchmark Replacements may be selected or formulated by (1) reference to the Compounded SOFR (as defined in “Description of the Notes”), (2) the Relevant Governmental Body (as defined in “Description of the Notes”), (3) the International Swaps and Derivatives Association, Inc. or (4) in certain circumstances, the Benchmark Agent. In addition, the provisions set forth under “Description of the Notes—Effect of Benchmark Transition Event” expressly authorize the Benchmark Agent to make Benchmark Replacement Conforming Changes (as defined in “Description of the Notes”) with respect to any technical, administrative or operational changes that the Benchmark Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice or that is reasonably necessary. The application of a Benchmark Replacement and Benchmark Replacement Adjustment, and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest payable on the Exchange Floating Rate Notes, which could adversely affect the return on, value of and market for the Exchange Floating Rate Notes. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.
Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on and value of SOFR-linked debt securities may fluctuate more than floating rate debt securities that are linked to less volatile rates.
Also, since SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the Exchange Floating Rate Notes may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities like the Exchange Floating Rate Notes, the trading price of those securities may be lower than those of debt securities linked to rates that are more widely used. Debt securities indexed to SOFR may not be able to be sold or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.
The NY Reserve Bank notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the NY Reserve Bank may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to you as a holder of Exchange Floating Rate Notes. If the manner in which SOFR is calculated is changed or if SOFR is discontinued, that change or discontinuance may result in a reduction or elimination of the amount of interest payable on the Exchange Floating Rate Notes and a reduction in their trading prices.

Risks Related to this Exchange
You may have difficulty selling the Old Notes that you do not exchange.
If you do not exchange your Old Notes for Exchange Notes in the exchange offers, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on your Old Notes, and we will not be required to offer another opportunity for you to exchange your Old Notes for registered notes except in limited circumstances. The restrictions on transfer of your Old Notes arise because Otis issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may offer or sell the Old Notes only if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from these requirements. We do not intend to register the Old Notes under the Securities Act. We may in the future seek to acquire untendered Old Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Old Notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered Old Notes. To the extent Old Notes are tendered and accepted in the exchange offers, the trading market, if any, for the remaining Old Notes would likely be adversely affected. See “Terms of the Exchange Offers—Consequences of Failure to Exchange” for a discussion of the possible consequences of failing to exchange your Old Notes.
Because we anticipate that most holders of Old Notes will elect to exchange their Old Notes, we expect that the liquidity of the market for any Old Notes remaining after the completion of the exchange offers will be substantially limited. Any Old Notes tendered and exchanged in the exchange offers will reduce the aggregate principal amount of the Old Notes of the applicable series outstanding. Following the exchange offers, if you do not tender your Old Notes you generally will not have any further registration rights, and your Old Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.
Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.
Any broker-dealer that exchanges its Old Notes in the exchange offers for the purpose of participating in a distribution of the Exchange Notes, or resells Exchange Notes that were received by it for its own account in the exchange offers, may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the Exchange Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.
In addition to broker-dealers, any noteholder that exchanges its Old Notes in the exchange offers for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.
You must comply with the exchange offer procedures in order to receive freely tradable Exchange Notes.
Delivery of Exchange Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the exchange offers will be made only if such tenders comply with the exchange offer procedures described herein, including the timely receipt by the exchange agent of book-entry transfer of Old Notes into such exchange agent’s account at DTC, as depositary, including an agent’s message. We are not required to notify you of defects or irregularities in tenders of Old Notes for exchange. The method of delivery of Old Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders of the Old Notes.
Consummation of the exchange offers may not occur.
Each of the exchange offers is subject to the satisfaction of certain conditions. See “Terms of the Exchange Offers—Conditions to the Exchange Offers.” Even if the exchange offers are completed, they may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offers may have to wait longer than expected to receive their Exchange Notes, during which time such holders will not be able to effect transfers of their Old Notes tendered in the exchange offers. Until we announce whether we have accepted valid tenders of Old Notes for exchange pursuant to one of the exchange offers, no assurance can be given that such exchange offer will be completed. In addition, subject to applicable law and as provided in this prospectus, we may, in our sole discretion, extend, re-open, amend, waive any condition of or terminate any of the exchange offers at any time before our announcement of whether we will accept valid tenders of Old Notes for exchange pursuant to such exchange offer, which we expect to make as soon as reasonably practicable after the expiration date.

USE OF PROCEEDS
Otis will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, Otis will receive in exchange Old Notes in like principal amount, which will be cancelled, and, as such, issuing the Exchange Notes will not result in any increase in Otis’ indebtedness or be financed with new borrowings.

TERMS OF THE EXCHANGE OFFERS
Purpose and Effect of the Exchange Offers
Otis and the initial purchasers of the Old Notes entered into a Registration Rights Agreement with respect to the Old Notes on February 27, 2020. Pursuant to the Registration Rights Agreement, Otis agreed, among other things, to use commercially reasonable efforts to (1) file a registration statement on an appropriate registration form with respect to a registered offer to exchange each series of notes for new notes with terms substantially identical in all material respects to such series of notes and (2) cause the registration statement to be declared effective under the Securities Act on or before February 21, 2021. Otis agreed to use commercially reasonable efforts to complete the exchange offer for each series of notes within 60 days after the registration statement is declared effective by the SEC. If the exchange offer is not completed on or before the later of February 21, 2021, and the date on which in certain circumstances one of the initial purchasers so requests, Otis must use its commercially reasonable efforts to file and to have declared effective a shelf registration statement relating to resales of the notes.
After the SEC declares this exchange offer registration statement effective, Otis will offer the Exchange Notes in return for the Old Notes. Each of the exchange offers will remain open for at least 20 business days (or longer if required by applicable law) after the date Otis electronically delivers notice of such exchange offers to the holders of the applicable Old Notes. For each Old Note surrendered to Otis pursuant to an exchange offer, the holder of the Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange thereof or, if no interest has been paid on such Old Note, from the date of its original issue.
Under existing SEC interpretations, Exchange Notes acquired in the exchange offers by holders of Old Notes will be freely transferable without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding to participate in the distribution of the Exchange Notes and that it is not an affiliate of Otis, as such terms are interpreted by the SEC, however, broker-dealers (“participating broker-dealers”) receiving Exchange Notes in a registered exchange offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. Under existing SEC interpretations, this prospectus, as it may be amended or supplemented form time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities.
This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. Otis has agreed that, for a period of up to 180 days after the expiration date of the exchange offers, if requested by one or more such broker-dealers, Otis will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Exchange Notes by any such broker-dealers.
A holder of Old Notes who wishes to exchange its Old Notes for Exchange Notes in the exchange offers will be required to represent that (1) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (2) at the time of the commencement of the exchange offers, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the provisions of the Securities Act, (3) it is not an “affiliate” (within the meaning of Rule 405 under the Securities Act) of Otis, (4) if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes and (5) if such holder is a broker-dealer that will receive the Exchange Notes for its own account in exchange for the Old Notes that were acquired as a result of market-making or other trading activities, then such holder will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Exchange Notes. See “Plan of Distribution.”
In certain limited circumstances, if Otis receives a written request from any initial purchaser representing that it holds Old Notes that are or were ineligible to be exchanged in the exchange offers for Exchange Notes, Otis will use its commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the Old Notes. See “Exchange Offers; Registration Rights.”

The Registration Rights Agreement provides, among other things, that if (i) a registration statement covering an offer to exchange all Old Notes is not deemed effective on or prior to February 21, 2021, (ii) if an exchange offer for all Old Notes is not consummated prior to February 21, 2021 and, if a shelf registration statement is required, such shelf registration statement is not declared effective on or prior to the later of (x) February 21, 2021 and (y) 60 days after delivery of the applicable shelf request, or (iii) if a shelf registration statement is required pursuant to the Registration Rights Agreement and after being declared effective, such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be useable for resales of Old Notes in accordance with the Registration Rights Agreement, the annual interest rate on the registrable securities will increase initially by 0.25% per annum for the first 90-day period immediately following the occurrence of such registration default. The annual interest rate on the registrable securities will increase by an additional 0.25% per annum for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year. If Otis corrects the registration default, the accrual of such special interest will cease, and the interest rate on the registrable securities will revert to the original level. See “Exchange Offers; Registration Rights.”
Resale of Exchange Notes
Based on a series of no-action letters of the staff of the SEC issued to third parties, the Exchange Notes issued in the exchange offers may be offered for resale, resold and otherwise transferred without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if the holder of Old Notes who wishes to exchange its Old Notes for Exchange Notes can make the representations set forth below under “Procedures for Tendering the Old Notes.” However, if such holder intends to participate in a distribution of the Exchange Notes, is a broker-dealer that acquired the Old Notes directly from Otis for its own account in the initial offering of the Old Notes and not as a result of market-making activities or other trading activities or is an “affiliate” of Otis as defined in Rule 405 under the Securities Act, such holder will not be eligible to participate in the exchange offers, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of its Old Notes. See “Additional Obligations.”
A broker-dealer that has acquired Old Notes as a result of market-making or other trading activities has to deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offers. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. Otis has agreed that, for a period of up to 180 days after the expiration date of the exchange offers, if requested by one or more such broker-dealers, Otis will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Exchange Notes by any such broker-dealers. See “Plan of Distribution” for more information regarding broker-dealers.
The exchange offers are not being made to, nor will Otis accept tenders for exchange from, holders of Old Notes in any jurisdiction in which these exchange offers or the acceptance of the exchange offers would not be in compliance with the securities or blue sky laws.
The exchange offers are not subject to any federal or state regulatory requirements or approvals other than securities laws and blue sky laws.
Terms of the Exchange Offers
Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, Otis will accept for exchange any Old Notes properly tendered and not withdrawn prior to the expiration time. Old Notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Otis will issue $2,000 principal amount or an integral multiple of $1,000 of Exchange Notes in exchange for a corresponding principal amount of Old Notes surrendered in the exchange offers. In exchange for each Old Note surrendered in the exchange offers, Otis will issue Exchange Notes with a like principal amount.
Other than the restrictions on transfer, registration rights and additional interest provisions, the terms of the Exchange Notes will be substantially identical in all material respects to the form and terms of the Old Notes.

The Exchange Notes will evidence the same debt as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Old Notes. Consequently, each series of Exchange Notes and the corresponding Old Notes will be treated as a single series of debt securities under the Indenture.
The exchange offers are not conditioned upon any minimum aggregate principal amount of Exchange Notes being tendered for exchanges and are not conditioned on each other.
As of the date of this prospectus, $1,300,000,000 aggregate principal amount of the Old 5-Year Notes, $500,000,000 aggregate principal amount of the Old 7-Year Notes, $1,500,000,000 aggregate principal amount of the Old 10-Year Notes, $750,000,000 aggregate principal amount of the Old 20-Year Notes, $750,000,000 aggregate principal amount of the Old 30-Year Notes and $500,000,000 aggregate principal amount of the Old Floating Rate Notes, respectively, are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the exchange offers.
Otis intends to conduct the exchange offers in accordance with the provisions of the Registration Rights Agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC. Old Notes that are not tendered for exchanges in the exchange offers will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture.
Otis will be deemed to have accepted for exchange properly tendered Old Notes when Otis has given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from Otis and delivering Exchange Notes to such holders. Subject to the terms of the exchange offers and the Registration Rights Agreement, Otis expressly reserves the right to amend or terminate any of the exchange offers, and to not accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “Conditions to the Exchange Offers.”
Otis will pay all charges and expenses, other than those brokerage commissions or fees or transfer or other taxes described below, in connection with the exchange offers. It is important that you read the section labeled “Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offers.
Expiration Time; Extensions; Amendments
Each of the exchange offers will expire at 11:59 p.m., New York City time, on September 4, 2020, unless, in Otis’ sole discretion, Otis extends the expiration time of such exchange offer.
In order to extend any of the exchange offers, Otis will notify the exchange agent in writing of any extension of such exchange offer. Otis will notify in writing or by public announcement the registered holders of the applicable Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.
Otis expressly reserves the right, in its sole discretion:
•	to delay accepting for exchange any Old Notes due to an extension of the relevant exchange offer(s);
•
to extend any of the exchange offers or to terminate any of the exchange offers and to refuse to accept applicable Old Notes not previously accepted if any of the conditions set forth below under “Conditions to the Exchange Offers” have not been satisfied by giving written notice of such extension or termination to the exchange agent; or

•	subject to the terms of the Registration Rights Agreement, to amend the terms of the exchange offers in any manner.
Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of Old Notes. If Otis amends any of the exchange offers in a manner that Otis determines to constitute a material change, Otis will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the relevant Old Notes of such amendment.

Without limiting the manner in which Otis may choose to make public announcements of any delay in acceptance, extension, termination or amendment of any of the exchange offers, Otis shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a timely press release to a financial news service. If Otis makes any material change to any of these exchange offers, Otis will disclose this change by means of a post-effective amendment to the registration statement that includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of relevant Old Notes. In addition, Otis will extend the relevant exchange offer(s) for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the applicable exchange offers would otherwise expire during that period. Otis will promptly notify the exchange agent by written notice of any delay in acceptance, extension, termination or amendment of any of the exchange offers.
Conditions to the Exchange Offers
Notwithstanding any other terms of the exchange offers, Otis will not be required to accept for exchange, or exchange any Exchange Notes for, any Old Notes, and Otis may terminate any of the exchange offers as provided in this prospectus before accepting any Old Notes for exchange, if Otis determines in its sole discretion:
•	such exchange offer would violate applicable law or any applicable interpretation of the staff of the SEC; or
•	any action or proceeding has been instituted or threatened in any court or by any governmental agency with respect to such exchange offer.
In addition, Otis will not be obligated to accept for exchange the Old Notes of any holder that has not made the representations described in the letter of transmittal and under “Purpose and Effect of the Exchange Offers,” “Procedures for Tendering the Old Notes” and “Plan of Distribution,” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the Exchange Notes under the Securities Act.
Otis expressly reserves the right, at any time or at various times, to extend the period of time during which any of the exchange offers are open. Consequently, Otis may delay acceptance of any Old Notes by giving written notice of such extension to the registered holders of the relevant Old Notes as promptly as practicable. During any such extensions, all relevant Old Notes previously tendered will remain subject to the applicable exchange offers, and Otis may accept them for exchange unless they have been previously withdrawn. Otis will return any Old Notes that Otis does not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offers.
Otis expressly reserves the right to amend or terminate any of the exchange offers, and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offers specified above. Otis will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the relevant Old Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.
These conditions are for Otis’ sole benefit, and Otis may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in Otis’ sole discretion; provided that any waiver of a condition of tender with respect to any of the exchange offers will apply to all relevant Old Notes and not only to particular relevant Old Notes. If Otis fails at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that Otis may assert at any time or at various times.
In addition, Otis will not accept for exchange any Old Notes tendered, and will not issue Exchange Notes in exchange for any such Old Notes, if at such time any stop order will be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

Procedures for Tendering the Old Notes
Except as described below, a holder tendering Old Notes must, prior to 11:59 p.m., New York City time, on the expiration date:
•
transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the Exchange Agent, at the address listed below under the heading “Exchange Agent;” or

•	if Old Notes are tendered in accordance with the book-entry procedures described below, the tendering holder must transmit an agent’s message (described below) to the Exchange Agent.
Transmittal will be deemed made only when actually received or confirmed by the Exchange Agent.
In addition, the Exchange Agent must receive, before 11:59 p.m., New York City time, on the expiration date confirmation of book-entry transfer of the Old Notes into the Exchange Agent’s account at DTC, the book-entry transfer facility.
The term “agent’s message” means a computer-generated message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the letter of transmittal and that Otis may enforce the letter of transmittal against such participant.
The method of delivery of Old Notes, letters of transmittal and all other required documents is at the holder’s election and risk. If delivery is by mail, Otis recommends that holders use registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure timely delivery. Holders should not send letters of transmittal or Old Notes to anyone other than the Exchange Agent.
If the holder is a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wishes to tender, such holder should promptly instruct the registered holder to tender on its behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Old Notes by causing DTC to transfer the Old Notes into the Exchange Agent’s account.
Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the Old Notes surrendered for exchange are tendered:
•	by a registered holder of the Old Notes that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or
•	for the account of an “eligible institution.”
If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.
Otis will reasonably determine all questions as to the validity, form and eligibility of Old Notes tendered for exchange and all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.
Otis reserves the right to reject any particular Old Note not validly tendered, or any acceptance that might, in our judgment, be unlawful. Otis also reserves the right to waive any defects or irregularities with respect to the form of, or procedures applicable to, the tender of any particular Old Note before the expiration date. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured before the expiration date of the applicable exchange offer. Neither Otis, the Exchange Agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of the Old Notes. Neither Otis, the Exchange Agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.
If the letter of transmittal is executed by a person other than the registered holder of Old Notes, the letter of transmittal must be accompanied by the Old Notes endorsed by the registered holder or written instrument of transfer or exchange in satisfactory form, duly executed by the registered holder, in either case with the signature guaranteed by an eligible institution. In addition, in either case, the original endorsement or the instrument of transfer must be signed exactly as the name of any registered holder appears on the Old Notes.
If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by Otis, proper evidence satisfactory to us of their authority to so act must be submitted.
All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for exchange and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, and its determination will be final and binding.
By signing or agreeing to be bound by the letter of transmittal, each tendering holder of Old Notes will represent, among other things, that:
•
it is not an affiliate of ours or, if an affiliate of ours, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable in connection with the resale of the Exchange Notes;

•	the Exchange Notes will be acquired in the ordinary course of its business;
•
it is not participating, does not intend to participate, and has no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the Exchange Notes;

•	it is not a broker-dealer that purchased any of the Old Notes from us or any of our affiliates for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and
•
if such holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Acceptance of Old Notes for Exchange; Delivery of Exchange Notes
Upon satisfaction of all of the conditions to the applicable exchange offer, Otis will accept, promptly after the expiration date, all relevant Old Notes validly tendered. We will issue the Exchange Notes promptly after the expiration of the applicable exchange offer and acceptance of the relevant Old Notes. See “Conditions to the Exchange Offers” above. For purposes of the exchange offers, we will be deemed to have accepted validly tendered Old Notes for exchange when, as and if we have given written notice of such acceptance to the Exchange Agent.
For each Old Note accepted for exchange, the holder of the Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. The Exchange Notes will accrue interest from the last interest payment date on which interest was paid or duly provided for on the Old Notes surrendered in exchange therefor. The holders of the Old Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Old Notes from the last interest payment date on which interest was paid or duly provided for on such Old Notes to the date of issuance of the Exchange Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.
In all cases, issuance of Exchange Notes for Old Notes will be made only after timely receipt by the Exchange Agent of:
•	a book-entry confirmation of the deposit of the Old Notes into the Exchange Agent’s account at the book-entry transfer facility;
•	a properly completed and duly executed letter of transmittal or a transmitted agent’s message; and
•	all other required documents.
Unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder of the Old Notes promptly after the expiration of the applicable exchange offer. In the case of Old Notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged Old Notes will be returned or recredited promptly after the expiration of the applicable exchange offer.
Book-Entry Transfer
The Exchange Agent will make a request to establish an account for the Old Notes at DTC for purposes of the exchange offers within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems and is tendering Old Notes must make book-entry delivery of the Old Notes by causing DTC to transfer those Old Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer, including its ATOP procedures. The participant should transmit its acceptance to DTC prior to 11:59 p.m., New York City time, on the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Old Notes into the Exchange Agent’s account at DTC and then send to the Exchange Agent confirmation of this book-entry transfer, which confirmation must be received prior to 11:59 p.m., New York City time, on the expiration date. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that Otis may enforce the letter of transmittal against the participant. Delivery of Exchange Notes issued in the exchange offers may be effected through book-entry transfer at DTC. However, the letter of transmittal (or an agent’s message in lieu thereof), with any required signature guarantees and any other required documents, must be transmitted to, and received by, the Exchange Agent at the address listed below under “Exchange Agent” (or its account at DTC with respect to an agent’s message) prior to 11:59 p.m., New York City time, on the expiration date.
Withdrawal of Tenders
Except as otherwise provided in this prospectus, holders of Old Notes may withdraw their tenders at any time prior to the expiration of the applicable exchange offers. For a withdrawal to be effective, the exchange agent must receive a written notice (which may be by facsimile transmission or letter) of withdrawal at one of the addresses set forth below under “Exchange Agent,” or the holder must comply with the appropriate procedure of DTC’s ATOP system.
Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes and, if applicable, the CUSIP numbers and total principal amount of such Old Notes) and, where Old Notes have been transmitted via ATOP, specify the name in which such Old Notes were registered if different from that of the withdrawing holder. Any such notice of withdrawal must also be signed by the person having tendered the Old Notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the Old Notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender and, if applicable because the Old Notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited if different than that of the person having tendered the Old Notes to be withdrawn.
If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless such holder is an eligible guarantor institution.
If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. Otis will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and Otis’ determination shall be final and binding on all parties. Otis will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offers. Any Old Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Old Notes tendered by book-entry transfer into the exchange agent’s account of DTC according to the procedures described above, such Old Notes will be credited to an account maintained with DTC for Old Notes) promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under “Procedures for Tendering the Old Notes” above at any time prior to the expiration time.

Exchange Agent
The Bank of New York Mellon has been appointed as exchange agent for the exchange offers. You should direct questions and requests for assistance or requests for additional copies of this prospectus, or the letter of transmittal, to the exchange agent addressed as follows:
By Facsimile Transmission
(for eligible institutions only):
Attn: Pamela J. Adamo
(732) 667-9408
By Email:
Ct_Reorg_Unit_Inquiries@bnymellon.com
To Confirm by Telephone:
(315) 414-3317
By Overnight Courier, Registered/Certified Mail and by Hand:
The Bank of New York Mellon, as Exchange Agent
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations—Reorganization Unit
111 Sanders Creek Parkway
East Syracuse, NY 13057
Attn: Pamela J. Adamo
Delivery to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery to the exchange agent.
Fees and Expenses
Otis will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offers. Otis has agreed to pay all expenses incident to the exchange offers other than underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of Old Notes by a holder and Otis will indemnify the holders of the Old Notes and the Exchange Notes (including any broker-dealers) against certain liabilities pursuant to the registration rights agreement, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the exchange offers, including out-of-pocket expenses for the Exchange Agent, will be paid by Otis. Otis will not pay for underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of Old Notes by a holder.
Consequences of Failure to Exchange
Holders of Old Notes who do not exchange their Old Notes for Exchange Notes under the exchange offers will remain subject to the restrictions on transfer of such Old Notes as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and otherwise as set forth in the offering circular distributed in connection with the private placement offering of the Old Notes.
Generally, Old Notes of any series not tendered in the exchange offers will not retain any rights under the Registration Rights Agreement (including with respect to increases in annual interest rate described below) after the consummation of the applicable exchange offer. However, in limited circumstances untendered Old Notes may be subject to an increase in annual interest rate for failure to comply with the Registration Rights Agreement.
The Registration Rights Agreement provides, among other things, that if (i) a registration statement covering an offer to exchange all Old Notes is not deemed effective on or prior to February 21, 2021, (ii) if an exchange offer for all Old Notes is not consummated prior to February 21, 2021 and, if a shelf registration statement is required, such shelf registration statement is not declared effective on or prior to the later of (x) February 21, 2021 and (y) 60 days after delivery of the applicable shelf request, or (iii) if a shelf registration statement is required pursuant to the Registration Rights Agreement and after being declared effective, such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be useable for resales of Old Notes in accordance with the Registration Rights Agreement, the annual interest rate on the registrable securities will increase initially by 0.25% per annum for the first 90-day period immediately following the occurrence of such registration default. The annual interest rate on the registrable securities will increase by an additional 0.25% per annum for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year. If Otis corrects the registration default, the accrual of such special interest will cease, and the interest rate on the registrable securities will revert to the original level. See “Exchange Offers; Registration Rights.”
In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement related to the Old Notes, Otis does not intend to register resales of the Old Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Notes issued pursuant to the exchange offers may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is Otis’ “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; so long as the holders acquired the Exchange Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the exchange offers. Any holder who tenders in the exchange offers for the purpose of participating in a distribution of the Exchange Notes could not rely on the applicable interpretations of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.
Otis does not currently anticipate that Otis will register under the Securities Act any Old Notes that remain outstanding after completion of the exchange offers. See “Risk Factors—Risks Related to this Exchange—You may have difficulty selling the Old Notes that you do not exchange.”
Accounting Treatment
Otis will record the Exchange Notes in Otis’ accounting records at the same carrying value as the Old Notes, as reflected in Otis’ accounting records on the date of exchange. Accordingly, Otis will not recognize any gain or loss for accounting purposes in connection with the exchange offers. The expenses of the exchange offers and the remaining unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the Exchange Notes.
Additional Obligations
In the Registration Rights Agreement, Otis agreed that under certain circumstances that it would file a shelf registration statement with the SEC covering resales of Old Notes by holders thereof if:
•	Otis determines that the exchange offers are not available under applicable law or if applicable interpretations of the staff of the SEC do not permit Otis to effect the exchange offer;
•	for any reason, Otis does not consummate the exchange offers by the February 21, 2021; or
•
in certain limited circumstances, if Otis receives a written request from any initial purchaser representing that it holds Old Notes that are or were ineligible to be exchanged in any such exchange offers, Otis shall use its commercially reasonable efforts to cause to become effective a shelf registration statement providing for the sale of all the registrable securities of such series by the holders thereof.

In such an event, we would be under a continuing obligation to use commercially reasonable efforts to keep the shelf registration statement effective and to provide copies of the latest version of the prospectus contained therein to any broker-dealer that requests copies for use in a resale.
Other
Participation in the exchange offers is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

Otis may in the future seek to acquire untendered Old Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. Otis has no present plans to acquire any Old Notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered Old Notes.

DESCRIPTION OF THE NOTES
The Exchange Notes will be issued under an indenture dated as of February 27, 2020 between Otis Worldwide Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by one or more supplemental indentures relating to the Exchange Notes (the indenture, as so supplemented, the “Indenture”). The following summary of certain provisions of the Indenture, the Notes, and the Registration Rights Agreement (as defined in “Exchange Offers; Registration Rights”) does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the Indenture, the Notes and the Registration Rights Agreement, including the definitions of certain terms therein and those terms, if any, made part of the Indenture after the date of the original issuance of the Exchange Notes by the Trust Indenture Act of 1939, as amended, as in force at the date of which the Indenture is executed (the “Trust Indenture Act”). In this “Description of the Notes” section, when we refer to the “Company,” “we,” “our,” or “us,” we refer to Otis Worldwide Corporation and any successor obligor and not to any of its subsidiaries.
The terms of the Exchange Notes will be substantially identical in all material respects to the Old Notes, except that the Exchange Notes will not be subject to restrictions on transfer, and the registration rights and additional interest provisions applicable to the Old Notes will not apply to the Exchange Notes. The Trustee will authenticate and deliver Exchange Notes for original issue only in exchange for a like principal amount of Old Notes.
General
We are offering to exchange $1,300,000,000 in aggregate principal amount of Old 5-Year Notes properly tendered and not withdrawn in the exchange offers for a like amount of Exchange 5-Year Notes (together with the Old 5-Year Notes and any additional notes of such series that Otis may issue from time to time under the Indenture, the “5-Year Fixed Rate Notes”). The 5-Year Fixed Rate Notes mature on April 5, 2025 and bear interest at a rate of 2.056% per annum.
We are offering to exchange $500,000,000 in aggregate principal amount of Old 7-Year Notes properly tendered and not withdrawn in the exchange offers for a like amount of Exchange 7-Year Notes (together with the Old 7-Year Notes and any additional notes of such series that Otis may issue from time to time under the Indenture, the “7-Year Fixed Rate Notes”). The 7-Year Fixed Rate Notes mature on April 5, 2027 and bear interest at a rate of 2.293% per annum.
We are offering to exchange $1,500,000,000 in aggregate principal amount of Old 10-Year Notes properly tendered and not withdrawn in the exchange offers for a like amount of Exchange 10-Year Notes (together with the Old 10-Year Notes and any additional notes of such series that Otis may issue from time to time under the Indenture, the “10-Year Fixed Rate Notes”). The 10-Year Fixed Rate Notes mature on February 15, 2030 and bear interest at a rate of 2.565% per annum.
We are offering to exchange $750,000,000 in aggregate principal amount of Old 20-Year Notes properly tendered and not withdrawn in the exchange offers for a like amount of Exchange 20-Year Notes (together with the Old 20-Year Notes and any additional notes of such series that Otis may issue from time to time under the Indenture, the “20-Year Fixed Rate Notes”). The 20-Year Fixed Rate Notes mature on February 15, 2040 and bear interest at a rate of 3.112% per annum.
We are offering to exchange $750,000,000 in aggregate principal amount of Old 30-Year Notes properly tendered and not withdrawn in the exchange offers for a like amount of Exchange 30-Year Notes (together with the Old 30-Year Notes and any additional notes of such series that Otis may issue from time to time under the Indenture, the “30-Year Fixed Rate Notes”). The 30-Year Fixed Rate Notes mature on February 15, 2050 and bear interest at a rate of 3.362% per annum.
We are offering to exchange $500,000,000 in aggregate principal amount of Old Floating Rate Notes properly tendered and not withdrawn in the exchange offers for a like amount of Exchange Floating Rate Notes (together with the Old Floating Rate Notes and any additional notes of such series that Otis may issue from time to time under the Indenture, the “Floating Rate Notes”). The Floating Rate Notes mature on April 5, 2023 and bear interest at a floating rate, reset quarterly, equal to the then-current Benchmark (as defined in “Description of the Notes”) plus 0.45% per annum.
Each of the Exchange 5-Year Notes, the Exchange 7-Year Notes, the Exchange 10-Year Notes, the Exchange 20-Year Notes, the Exchange 30-Year Notes, and the Exchange Floating Rate Notes constitute separate series under the Indenture. We will issue the Exchange Notes only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The Exchange Notes are not subject to any sinking fund provision.
In each case, the Place of Payment for the Exchange Notes and the place where notices and demand to or upon the Company in respect of the Exchange Notes and the Indenture may be served shall be the principal corporate trust office of the Trustee or the paying agent’s office maintained for that purpose in the Borough of Manhattan, City of New York. All notices and communications to be given to the holders and all payments to be made to holders under the Exchange Notes shall be given or made only to the registered holders (which shall be DTC or its nominee in the case of a global note (as defined in “Book-Entry Settlement and Clearance”)). The Company shall execute and the Trustee shall, in accordance with the Indenture authenticate and deliver initially one or more global notes that (a) shall be registered in the name of DTC and (b) shall be delivered by the Trustee to DTC or pursuant to DTC’s instructions or held by the Trustee as custodian for DTC. Members of, or participants in, DTC (“Agent Members”) shall have no rights under the Indenture with respect to any global note held on their behalf by DTC or by the Trustee as the custodian of DTC or under such global note, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat DTC as the absolute owner of such global note for all purposes whatsoever. Notwithstanding the foregoing, nothing in the Indenture shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any global note.
Interest on the Exchange Fixed Rate Notes
The holders of the Old Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Old Notes from the last interest payment date on which interest was paid or duly provided for on such Old Notes to the date of issuance of the Exchange Fixed Rate Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Fixed Rate Notes. Interest is payable on the Exchange Fixed Rate Notes beginning with the first interest payment date following the consummation of the exchange offers.
Interest on the Exchange Fixed Rate Notes
Interest will be payable on the Exchange Fixed Rate Notes semi-annually in arrears on the dates set forth in this paragraph and on the Maturity of such series, to the persons in whose names such Exchange Fixed Rate Notes are registered on the relevant Record Date; provided that interest payable at the relevant Maturity will be payable to the persons to whom the principal of such Exchange Fixed Rate Notes is payable. The Exchange Notes will accrue interest from the last interest payment date on which interest was paid or duly provided for on the Old Notes surrendered in exchange therefor. Interest on the Exchange 5-Year Notes and the Exchange 7-Year Notes will be payable on April 5 and October 5 of each year. Interest on the Exchange 10-Year Notes, the Exchange 20-Year Notes and the Exchange 30-Year Notes will be payable on February 15 and August 15 of each year. If the date on which a payment of interest or principal on the Exchange Fixed Rate Notes is scheduled to be paid is not a Business Day (as defined in this “Description of the Notes”), then the interest or principal payable on that date will be paid on the next succeeding Business Day, and no further interest will accrue as a result of such delay. Interest with respect to the Exchange Fixed Rate Notes will accrue on the basis of a 360-day year consisting of twelve 30-day months.
Interest on the Exchange Floating Rate Notes
Interest on the Exchange Floating Rate Notes will accrue from the last interest payment date on which interest was paid or duly provided for on the Old Notes surrendered in exchange therefor. The holders of the Old Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Old Notes from the last interest payment date on which interest was paid or duly provided for on such Old Notes to the date of issuance of the Exchange Floating Rate Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Floating Rate Notes. Interest is payable on the Exchange Floating Rate Notes beginning with the first interest payment date following the consummation of the exchange offers.

Interest will be payable on the Exchange Floating Rate Notes quarterly in arrears on January 5, April 5, July 5 and October 5 of each year, and on the Maturity of such series (each, a “Floating Rate Interest Payment Date”), to the persons in whose names such Exchange Floating Rate Notes are registered on the relevant Record Date; provided, however, that interest payable at the relevant Maturity will be payable to the persons to whom the principal of the Exchange Floating Rate Notes is payable. If a Floating Rate Interest Payment Date (other than any Maturity) is not a Business Day, then that Floating Rate Interest Payment Date shall be the next succeeding Business Day (and no further interest will accrue as a result of such delay) unless the next succeeding Business Day is in the next succeeding calendar month, in which case such Floating Rate Interest Payment Date shall be the immediately preceding Business Day. If the relevant Maturity of any Exchange Floating Rate Notes falls on a day that is not a Business Day, the payment of principal and interest, if any, otherwise payable on such date will be postponed to the next succeeding Business Day, and no interest on such payment will accrue from and after such Maturity.
The Bank of New York Mellon Trust Company, N.A., acting as calculation agent, or any successor thereto (the “Calculation Agent”) shall calculate the rate of interest on the Exchange Floating Rate Notes in respect of each applicable interest period. The interest rate on the Exchange Floating Rate Notes for each day of an interest period will be a rate equal to the then-current Benchmark as determined on the interest determination date plus 0.45% per annum.
The interest rate for each interest period will be reset for the Exchange Floating Rate Notes on January 5, April 5, July 5 and October 5 of each year (each such date, an “interest reset date”). If any interest reset date would otherwise be a day that is not a Business Day, that interest reset date shall be the next succeeding Business Day, unless the next succeeding Business Day is in the next succeeding calendar month, in which case that interest reset date shall be the immediately preceding Business Day. The initial interest period for the Exchange Floating Rate Notes will be the period from and including the last interest payment date on which interest was paid or duly provided for on the Old Notes surrendered in exchange therefor to, but excluding, the first interest reset date. Thereafter, an “interest period” shall mean the period from and including an interest reset date to, but excluding, the next succeeding interest reset date and, in the case of the last such period, from and including the interest reset date immediately preceding Maturity, as the case may be, to, but excluding, such Maturity.
The “interest determination date” for any interest period other than the initial interest period will be the second London Business Day preceding the relevant interest reset date.
Promptly upon determination, the Calculation Agent will inform us of the interest rate for the next interest period. Absent manifest error, the calculation of the rate of interest for each applicable interest period by the Calculation Agent shall be conclusive and binding on the holders of the Exchange Floating Rate Notes, the Trustee and us. The Calculation Agent’s calculation of the amount of any interest payable after the first interest determination date will be maintained on file at the Calculation Agent’s principal office.
The amount of interest for each day that the Exchange Floating Rate Notes are outstanding (the “daily interest amount”) will be calculated by dividing the floating interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Exchange Floating Rate Notes (known as the “Actual/360” day count). The amount of interest to be paid on the Exchange Floating Rate Notes for any interest period will be calculated by adding the daily interest amounts for each day in such interest period.
The interest rate on the Exchange Floating Rate Notes will be limited to the maximum rate permitted by New York law.
All percentages resulting from any calculation of any interest rate for the Exchange Floating Rate Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all U.S. dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward.
Upon prior written request from any holder of the Exchange Floating Rate Notes, the Calculation Agent will provide the interest rate in effect on the Exchange Floating Rate Notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

Effect of Benchmark Transition Event
If the Benchmark Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date, then the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Exchange Floating Rate Notes during the applicable interest period in respect of the determination of the Benchmark on that date and all such determinations on all subsequent dates. In connection with the implementation of a Benchmark Replacement, we will have the right to make Benchmark Replacement Conforming Changes from time to time.
Notwithstanding anything set forth in the paragraph above, if the Benchmark Agent determines on or prior to the relevant interest determination date that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month LIBOR (or the then-current Benchmark, as applicable), then the provisions set forth under “Interest on the Floating Rate Notes—Effect of Benchmark Transition Event,” will thereafter apply to all determinations of the rate of interest payable on the Exchange Floating Rate Notes. We and the Benchmark Agent are expressly authorized to make certain determinations, decisions and elections under the terms of the Indenture and the Exchange Floating Rate Notes, including with respect to the use of any Benchmark Replacement under “Interest on the Floating Rate Notes—Effect of Benchmark Transition Event.” Any determination, decision or election that may be made by us, or by the Benchmark Agent, under the terms of the Indenture and the Exchange Floating Rate Notes, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection (a) will be conclusive and binding on the holders of the Exchange Floating Rate Notes, the Calculation Agent and the Trustee, absent manifest error, (b) if made by us, will be made in our sole discretion, (c) if made by a Benchmark Agent appointed by us, will be made after consultation with us, and the Benchmark Agent will not make any such determination, decision or election to which we reasonably object, (d) shall become effective without consent from the holders of the Exchange Floating Rate Notes, the Trustee or any other person and (e) shall be provided to the Trustee and the Calculation Agent in writing. If the Benchmark Agent fails to make any determination, decision or election that it is required to make under the terms of the Indenture and the Exchange Floating Rate Notes, then we will make such determination, decision or election on the same basis as described above.
Any Calculation Agent or Benchmark Agent may be removed by us at any time for any reason or no reason. For the avoidance of doubt, if at any time there is no Calculation Agent or Benchmark Agent appointed by us, then we shall be the Calculation Agent or the Benchmark Agent, as applicable, unless and until a successor Calculation Agent or Benchmark Agent is appointed by us. We may appoint any of our or our subsidiaries’ affiliates to be the Calculation Agent or the Benchmark Agent. The role of Benchmark Agent is separate and distinct from any other roles hereunder, including without limitation the roles of Trustee and of the Calculation Agent.
The Benchmark Agent shall notify the Trustee and any Calculation Agent in writing (a) following its determination of the occurrence of the Benchmark Transition Event or the Benchmark Replacement Date and (b) of any Benchmark Replacements or Benchmark Replacement Conforming Changes.
None of the Trustee, the Calculation Agent, or the paying agent will have any liability for any determination made by or on behalf of us or the Benchmark Agent in connection with a Benchmark Transition Event or a Benchmark Replacement. In no event shall the Calculation Agent be responsible for determining any substitute for LIBOR or any Benchmark, or for determining whether any Benchmark Transition Event has occurred, or for making any adjustments to any Benchmark Replacement or spread thereon, the business day convention, interest determination dates or any other relevant methodology for calculating any such substitute or successor Benchmark. In connection with the foregoing, the Calculation Agent will be entitled to conclusively rely on any determinations made by us or the Benchmark Agent and will have no liability for such actions taken at our direction. If the Benchmark Agent (if other than us) is unable to determine whether a Benchmark Transition Event has occurred and/or has not selected the Benchmark Replacement, if applicable, then, in such case, we shall make such determination or select the Benchmark Replacement, as the case may be.

No Guarantees
The Exchange Notes will not be guaranteed. The guarantee by UTC of the Old Notes terminated upon the Separation and Distribution. Raytheon Technologies Corporation no longer has any obligation with respect to the Old Notes, and will not have any obligation with respect to the Exchange Notes.
Ranking
The Exchange Notes will be our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, liabilities and other obligations and senior in right of payment to all of our future indebtedness that is subordinated to the Exchange Notes. The Exchange Notes will be effectively subordinated in right of payment to any of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and will be structurally subordinated in right of payment to any existing and future indebtedness, liabilities and other obligations of our subsidiaries.
Optional Redemption
At any time, and from time to time, prior to the Par Call Date in respect of a series of Exchange Fixed Rate Notes we may redeem Exchange Fixed Rate Notes of such series, in whole or in part, at a redemption price equal to the greater of:
•	100% of the principal amount of the Exchange Fixed Rate Notes to be redeemed, and
•
the sum of the Remaining Scheduled Payments of the Exchange Fixed Rate Notes to be redeemed from the redemption date to the Par Call Date of such series of Exchange Fixed Rate Notes discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus the number of basis points set forth below under the heading “Make-Whole Basis Points” across from the name of such series of Exchange Fixed Rate Notes, plus, in each case, accrued and unpaid interest, if any, on the principal amount of the Exchange Fixed Rate Notes being redeemed to, but excluding, the redemption date.
Series of Notes	Make-Whole Basis Points
Exchange 5-Year Notes	+10 basis points
Exchange 7-Year Notes	+15 basis points
Exchange 10-Year Notes	+15 basis points
Exchange 20-Year Notes	+20 basis points
Exchange 30-Year Notes	+25 basis points
At any time on or after the Par Call Date in respect of a series of Exchange Fixed Rate Notes, we may redeem the Exchange Fixed Rate Notes of such series, in whole or in part, at a redemption price equal to 100% of the principal amount of the Exchange Fixed Rate Notes being redeemed, plus accrued and unpaid interest, if any, on the principal amount of the Exchange Fixed Rate Notes being redeemed to, but excluding, the redemption date (such redemption, a “Par Call”).

For purposes of this Description of the Notes, “Par Call Date” in respect of a series of Exchange Fixed Rate Notes shall mean the date set forth under the heading “Par Call Date” below across from the name of such series of Exchange Fixed Rate Notes.
Series of Notes	Par Call Date
Exchange 5-Year Notes	March 5, 2025 (1 month prior to the stated maturity of such Notes)
Exchange 7-Year Notes	February 5, 2027 (2 months prior to the stated maturity of such Notes)
Exchange 10-Year Notes	November 15, 2029 (3 months prior to the stated maturity of such Notes)
Exchange 20-Year Notes	August 15, 2039 (6 months prior to the stated maturity of such Notes)
Exchange 30-Year Notes	August 15, 2049 (6 months prior to the stated maturity of such Notes)
At any time on or after April 5, 2021, we may redeem the Exchange Floating Rate Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Exchange Floating Rate Notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount of the Exchange Floating Rate Notes being redeemed, to, but excluding, the redemption date.
Notice of redemption shall be mailed or otherwise delivered in accordance with the applicable procedures of DTC (as defined in this Description of the Notes) not less than 10 days nor more than 60 days prior to the redemption date to each holder of the Exchange Notes to be redeemed.
If the redemption date is on or after a Record Date and on or before the related Interest Payment Date or Floating Rate Interest Payment Date, as applicable, the accrued and unpaid interest, if any, will be paid to the person in whose name the Exchange Note is registered at the close of business on such Record Date, and no additional interest will be payable to holders whose Exchange Notes are subject to redemption by the Company.
Any notice of redemption of any series of Exchange Notes may, at the Company’s discretion, be subject to one or more conditions precedent with respect to completion of a corporate transaction (including, but not limited to, any merger, acquisition, disposition, asset sale or corporate restructuring or reorganization) or financing (including, but not limited to, any incurrence of indebtedness (or entering into a commitment with respect thereto), sale and leaseback transaction, issuance of securities, equity offering or contribution, liability management transaction or other capital raise) and may be given prior to the completion thereof. If a redemption is subject to satisfaction of one or more conditions precedent, the notice shall describe each condition, and the notice may be rescinded in the event that any or all of the conditions shall not have been satisfied by the redemption date. Any notice of redemption may provide that payment of the redemption price and the Company’s obligations with respect to the redemption may be performed by another person.
Unless we default in payment of the redemption price, interest will cease to accrue on the Exchange Notes or portion of the Exchange Notes called for redemption on and after the redemption date.
We may at any time and from time to time purchase Exchange Notes in the open market, by tender offer, through privately negotiated transactions or otherwise.
Offer to Purchase Upon Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event with respect to a series of Exchange Notes, unless we have exercised our right to redeem the Exchange Notes of such series by giving irrevocable notice on or prior to the 30th day after the Change of Control Triggering Event in accordance with the Indenture, each holder of the Exchange Notes of such series will have the right to require us to purchase all or a portion of such holder’s Exchange Notes of such series pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to, but excluding, the Change of Control Payment Date (as defined below) (the “Change of Control Payment”). If the Change of Control Payment Date is (a) on a day that is not a Business Day, the related payment of the Change of Control Payment will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next Business Day and/or (b) on or after a Record Date and on or before the related Interest Payment Date or Floating Rate Interest Payment Date, as applicable, the accrued and unpaid interest, if any, will be paid to the person in whose name the Exchange Note is registered at the close of business on such Record Date, and no additional interest will be payable to holders whose Exchange Notes are subject to purchase by the Company.
Within 30 days following the date upon which the Change of Control Triggering Event occurs or, at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to mail or otherwise deliver in accordance with the applicable procedures of DTC a notice to each holder of Exchange Notes of the applicable series, which notice will govern the terms of the Change of Control Offer. Such notice will state the purchase date, which must be no earlier than 15 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the applicable procedures of DTC (or, in the case of a notice mailed or otherwise delivered in accordance with the applicable procedures of DTC prior to the date of consummation of a Change of Control, no earlier than 15 days nor later than 60 days from the date of the Change of Control Triggering Event), other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed or otherwise delivered in accordance with the applicable procedures of DTC prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.
On the Change of Control Payment Date, we will, to the extent lawful:
•	accept or cause a third party to accept for payment all the Exchange Notes of the applicable series properly tendered pursuant to the Change of Control Offer;
•
deposit or cause a third party to deposit with the applicable paying agent an amount equal to the Change of Control Payment in respect of all the Exchange Notes of the applicable series properly tendered; and

•
deliver or cause to be delivered to the Trustee the Exchange Notes of the applicable series properly accepted together with an officer’s certificate stating the aggregate principal amount of the Exchange Notes of each series being purchased.

We will not be required to make a Change of Control Offer with respect to the Exchange Notes of the applicable series if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the Exchange Notes of the applicable series properly tendered and not withdrawn under its offer. In addition, we will not purchase any Exchange Notes of the applicable series if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than an Event of Default in the payment of the Change of Control Payment on the Change of Control Payment Date.
In connection with any Change of Control Offer for any series of Exchange Notes, if holders of not less than 90% in aggregate principal amount of the outstanding Exchange Notes of such series validly tender and do not withdraw such Exchange Notes in the Change of Control Offer and the Company, or any third party making the Change of Control Offer in lieu of the Company as described above, purchases all of those Exchange Notes validly tendered and not withdrawn by the holders, the Company or such third party will have the right, upon not less than 15 but not more than 60 days’ notice mailed or otherwise delivered in accordance with the applicable procedures of DTC by the Company to each holder of such Exchange Notes (provided that the notice is given not more than 30 days following the purchase date in respect of such Change of Control Offer), to redeem all the Exchange Notes of such series that remain outstanding following such purchase at a price in cash equal to 101% of the outstanding principal amount of the Exchange Notes plus accrued and unpaid interest, if any, to, but excluding, the applicable purchase date (it being agreed that if the purchase date is (a) on a day that is not a Business Day, the related payment will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next Business Day and/or (b) on or after a Record Date and on or before the related Interest Payment Date or Floating Rate Interest Payment Date, as applicable, the accrued and unpaid interest, if any, will be paid to the person in whose name the Exchange Note is registered at the close of business on such Record Date, and no additional interest will be payable to holders whose Exchange Notes are subject to purchase by the Company).

We must comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Exchange Notes of the applicable series as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Exchange Notes of the applicable series, we will be required to comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Indenture with respect to the Exchange Notes of such series by virtue of any such conflict.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to purchase the Exchange Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries taken as a whole to another “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) may be uncertain.
Additional Notes
We may from time to time, without notice to or the consent of the holders of any series of Exchange Notes, create and issue further notes of any such series ranking equally with the Exchange Notes of such series (and being treated as a single series with the Exchange Notes of such series already outstanding) in all respects and having the same terms as the Exchange Notes of such series already outstanding except for issue date, issue price and, under some circumstances, the first Interest Payment Date or Floating Rate Interest Payment Date, as applicable, thereof. If any additional notes are not fungible with the initial Exchange Notes of such series for U.S. federal income tax purposes, then those additional notes will have a separate CUSIP number. The Exchange Notes of each series and any additional notes of such series, together with any Exchange Notes (as defined in “Securities and Exchange Commission Review”) issued with respect to such series in accordance with the Registration Rights Agreement, will be treated as a single series for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions.
Limitation upon Liens
The Company will not itself, and will not permit any Wholly-Owned Domestic Manufacturing Subsidiary to, create, incur, issue or assume any Debt secured by a Lien on any Principal Property owned by the Company or any Wholly-Owned Domestic Manufacturing Subsidiary, and the Company will not itself, and will not permit any subsidiary to, create, incur, issue or assume any Debt secured by any Lien on any equity interests or Debt of any Wholly-Owned Domestic Manufacturing Subsidiary, without in any such case effectively providing that, the Exchange Notes (together with, if the Company shall so determine, any other Debt of the Company then existing or thereafter created which is not subordinate in right of payment to the Exchange Notes) will be secured equally and ratably with (or prior to) such secured Debt, so long as such secured Debt shall be so secured, unless, after giving effect thereto, the aggregate principal amount of all such secured Debt then outstanding plus Attributable Debt of the Company and its Wholly-Owned Domestic Manufacturing Subsidiaries in respect of sale and leaseback transactions involving Principal Properties entered into after the date of the issuance of the Exchange Notes (other than such sale and leaseback transactions as are permitted by the Indenture) would not exceed an amount equal to 10% of Consolidated Net Total Assets of the Company; provided that nothing contained in this covenant will prevent, restrict or apply to, and there will be excluded from secured Debt in any computation under this covenant, Debt secured by:
(a)
Liens on any property or assets of the Company or any subsidiary (including equity interests or Debt owned by the Company or any subsidiary) existing as of the date of the issuance of the Exchange Notes;

(b)
Liens on any property or assets of, or on any equity interests or Debt of, any person existing at the time such person becomes a Wholly-Owned Domestic Manufacturing Subsidiary, or arising thereafter (i) otherwise than in connection with the borrowing of money arranged thereafter and (ii) pursuant to contractual commitments entered into prior to and not in contemplation of such person’s becoming a Wholly-Owned Domestic Manufacturing Subsidiary;

(c)
Liens on any property or assets or equity interests or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or securing the payment of all or any part of the purchase price or construction cost thereof or securing any Debt incurred prior to, at the time of or within 120 days after, the acquisition of such property or assets or equity interests or Debt or the completion of any such construction, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof (provided that such Liens are limited to such equity interests or Debt or such other property or assets, improvements thereon and the land upon which such property, assets and improvements are located and any other property or assets not then constituting a Principal Property);

(d)
Liens on any property or assets to secure all or any part of the cost of development, operation, construction, alteration, repair or improvement of all or any part of such property or assets, or to secure Debt incurred prior to, at the time of or within 120 days after, the completion of such development, operation, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of such cost (provided that such Liens are limited to such property or assets, improvements thereon and the land upon which such property, assets and improvements are located and any other property or assets not then constituting a Principal Property);

(e)	Liens which secure Debt owing by a subsidiary to the Company or to a Wholly-Owned Domestic Manufacturing Subsidiary;
(f)
Liens arising from the assignment of moneys due and to become due under contracts between the Company or any subsidiary and the United States of America, any State, Commonwealth, Territory or possession thereof or any agency, department, instrumentality or political subdivision of any thereof; or Liens in favor of the United States of America, any State, Commonwealth, Territory or possession thereof or any agency, department, instrumentality or political subdivision of any thereof, pursuant to the provisions of any contract not directly or indirectly in connection with securing Debt;

(g)
any materialmen’s, carriers’, mechanics’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested in good faith by appropriate proceedings; any deposit or pledge as security for the performance of any bid, tender, contract, lease, or undertaking not directly or indirectly in connection with the securing of Debt; any deposit or pledge with any governmental agency required or permitted to qualify the Company or any subsidiary to conduct business, to maintain self-insurance or to obtain the benefits of any law pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings; deposits or pledges to obtain the release of mechanics’, workmen’s, repairmen’s, materialmen’s or warehousemen’s Liens or the release of property in the possession of a common carrier; any security interest created in connection with the sale, discount or guarantee of notes, chattel mortgages, leases, accounts receivable, trade acceptances or other paper, or contingent repurchase obligations, arising out of sales of merchandise in the ordinary course of business; Liens for Taxes levied or imposed upon the Company or any Wholly-Owned Domestic Manufacturing Subsidiary or upon the income, profits or property of the Company or any Wholly-Owned Domestic Manufacturing Subsidiary or Liens on any Principal Property of the Company or any Wholly-Owned Domestic Manufacturing Subsidiary arising from claims from labor, materials or supplies; provided that either such Tax is not overdue or that the amount, applicability or validity of such Tax or claim is being contested in good faith by appropriate proceedings; or other deposits or pledges similar to those referred to in this subdivision (g);

(h)
Liens arising by reason of any judgment, decree or order of any court, so long as any appropriate legal proceedings which may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or so long as the period within which such proceedings may be initiated shall not have expired; any deposit or pledge with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal from any judgment or decree against the Company or any subsidiary, or in connection with other proceedings or actions at law or in equity by or against the Company or any subsidiary; and

(i)
any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any of the Liens referred to in subdivisions (a) through (h) above or the Debt secured thereby; provided that (i) such extension, renewal, substitution or replacement Lien shall be limited to all or any part of the same property or assets or equity interests or Debt that secured the Lien extended, renewed, substituted or replaced (plus improvements on such property, and plus any other property or assets not then constituting a Principal Property) and (ii) in the case of subdivisions (a) through (c) above, the Debt secured by such Lien at such time is not increased.

For the purposes of this covenant and the covenant described under the caption “Limitations upon Sales and Leasebacks,” the giving of a guarantee which is secured by a Lien on a Principal Property, and the creation of a Lien on a Principal Property or equity interests or Debt to secure Debt which existed prior to the creation of such Lien, will be deemed to involve the creation of Debt in an amount equal to the principal amount guaranteed or secured by the Lien; however, the amount of Debt secured by Liens on Principal Properties and equity interests and Debt will be computed without cumulating the underlying indebtedness with any guarantee thereof or Lien securing the same.
For purposes of this covenant and the covenant described under the caption “Limitations upon Sales and Leasebacks,” the following will not be deemed to be Liens securing Debt, and, accordingly, nothing contained in this covenant and the covenant described under the caption “Limitations upon Sales and Leasebacks” will prevent, restrict or apply to: (a) any acquisition by the Company or any Wholly-Owned Domestic Manufacturing Subsidiary of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in oil, gas and/or any other mineral and/or the process thereof, (b) any conveyance or assignment under the terms of which the Company or any Wholly-Owned Domestic Manufacturing Subsidiary conveys or assigns to any person or persons an interest in oil, gas and/or any other mineral and/or the proceeds thereof, or (c) any Lien upon any property or assets owned or leased by the Company or any Wholly-Owned Domestic Manufacturing Subsidiary or in which the Company or any Wholly-Owned Domestic Manufacturing Subsidiary owns an interest to secure to the person or persons paying the expenses of developing and/or conducting operations for the recovery, storage, transportation and/or sale of the mineral resources of the said property (or property with which it is utilized) the payment to such person or persons of the Company’s or the Wholly-Owned Domestic Manufacturing Subsidiary’s proportionate part of such development and/or operating expense.
Limitations upon Sales and Leasebacks
The Company will not itself, and will not permit any Wholly-Owned Domestic Manufacturing Subsidiary to, enter into any arrangement on or after the date of the issuance of the Exchange Notes with any bank, insurance company or other lender or investor (other than the Company or another Wholly-Owned Domestic Manufacturing Subsidiary) providing for the leasing by the Company or any Wholly-Owned Domestic Manufacturing Subsidiary of any Principal Property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such Principal Property by the lessee will be discontinued), which was or is owned by the Company or a Wholly-Owned Domestic Manufacturing Subsidiary and which has been or is to be sold or transferred, more than 365 days after the completion of construction and commencement of full operation thereof by the Company or such Wholly-Owned Domestic Manufacturing Subsidiary, to such bank, insurance company, lender or investor or to any person to whom funds have been or are to be advanced by such bank, insurance company, lender or investor on the security of such Principal Property (herein referred to as a “sale and leaseback transaction”) unless, either:
(a)
the Attributable Debt of the Company and its Wholly-Owned Domestic Manufacturing Subsidiaries in respect of such sale and leaseback transaction and all other sale and leaseback transactions entered into after the date of the issuance of the Exchange Notes (other than such sale and leaseback transactions as are permitted by the provisions described in the following paragraph), plus the aggregate principal amount of Debt secured by Liens on Principal Properties then outstanding (excluding any such Debt secured by Liens covered by the provisions described in subdivisions (a) through (i) of the first paragraph of the covenant described under the caption “Limitation upon Liens”) without equally and ratably securing the Exchange Notes, would not exceed 10% of Consolidated Net Total Assets, or

(b)	the Company, within 365 days after the sale or transfer, applies or causes a Wholly-Owned Domestic Manufacturing Subsidiary to apply an amount equal to the greater of the net proceeds of such sale or transfer or fair market value of the Principal Property so sold and leased back at the time of entering into such sale and leaseback transaction (in either case as determined by any two of the following: the Chairman, Chief Executive Officer, Chief Financial Officer, the President, any Vice President, the Treasurer and the Controller of the Company) to the retirement of Notes of any series outstanding under the Indenture or other indebtedness of the Company (other than indebtedness subordinated in right of payment to the Exchange Notes) or indebtedness of a Wholly-Owned Domestic Manufacturing Subsidiary, for money borrowed, having a stated maturity more than 12 months from the date of such application or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application (and, unless otherwise expressly provided with respect to any one or more series of Notes outstanding under the Indenture, any redemption of securities pursuant to this provision shall not be deemed to constitute a refunding operation or anticipated refunding operation for the purposes of any provision limiting the Company’s right to redeem securities of any one or more such series when such redemption involves a refunding operation or anticipated refunding operation); provided that the amount to be so applied will be reduced by (i) the principal amount of securities outstanding under the Indenture delivered within 120 days after such sale or transfer to the Trustee for retirement and cancellation, and (ii) the principal amount of any such indebtedness of the Company or a Wholly-Owned Domestic Manufacturing Subsidiary, other than such securities, voluntarily retired by the Company or a Wholly-Owned Domestic Manufacturing Subsidiary within 120 days after such sale or transfer. Notwithstanding the foregoing, no retirement referred to in this subdivision (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.
Notwithstanding the foregoing, where the Company or any Wholly-Owned Domestic Manufacturing Subsidiary is the lessee in any sale and leaseback transaction, Attributable Debt will not include any Debt resulting from the guarantee by the Company or any other Wholly-Owned Domestic Manufacturing Subsidiary of the lessee’s obligation thereunder.
Existence
Subject to the covenant described under the caption “Consolidation, Merger and Sale of Assets,” the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence.
Reports by the Company
The Company shall file with the Trustee, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) which the Company is required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended. The Company will be deemed to have complied with the obligations described in the immediately previous sentence to the extent that the information, documents and reports are filed with the Commission via EDGAR (or any successor electronic delivery procedure) and posted on the Company’s website or otherwise publicly available.
Delivery of the reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Indenture (as to which the Trustee is entitled to rely exclusively on officer’s certificates).
During any time period in which the Trust Indenture Act does not apply to the Indenture or the Notes of any series, for so long as any such securities remain outstanding, the Company will furnish to the holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended.

Consolidation, Merger and Sale of Assets
The Company will not consolidate with or merge into any other person or convey, transfer or lease all or substantially all of its properties and assets to any person, unless:
(a)
the person formed by the consolidation or into which the Company is merged or the person which acquires by conveyance or transfer, or which leases, all or substantially all of the properties and assets of the Company is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, the Company’s obligation for the due and punctual payment of the principal of (and premium, if any) and interest on all the Notes and the performance of every covenant of the Indenture on the part of the Company to be performed or observed;

(b)
immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(c)
the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that the consolidation, merger, conveyance, transfer or lease and such supplemental indenture comply with the covenant described in this section.

This covenant will only apply to a merger or consolidation in which the Company is not the surviving person and to conveyances, leases and transfers by the Company as transferor or lessor.
Upon any consolidation by the Company with or merger by the Company into any other person or any conveyance, transfer or lease of all or substantially all of the properties and assets of the Company in accordance with the covenant described in this section, the successor person formed by the consolidation or into which the Company is merged or to which the conveyance, transfer or lease is made will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the successor person had been named as the Company in the Indenture. In the event of any such conveyance or transfer, the Company, except in the case of a lease, will be discharged of all obligations and covenants under the Indenture and the Notes. In case of any such consolidation, merger, conveyance, transfer or lease, certain changes in phraseology and form may be made in the Notes thereafter to be issued as may be appropriate.
Events of Default
When we use the term “Event of Default” with respect to Notes of any series (including the Exchange Notes) we mean:
(a)	default in the payment of any interest upon any Note of that series when it becomes due and payable, and continuance of the default for a period of 30 days;
(b)	default in the payment of the principal of (or premium, if any, on) any Note of that series at its Maturity;
(c)
default in the performance, or breach, of any covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this section specifically dealt with or which has been expressly included in the Indenture for the benefit of one or more series of Notes other than that series), and continuance of that default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of all affected Notes of any series issued under the Indenture then outstanding (taking such action as one class) (including any affected series of Exchange Notes) a written notice specifying the default or breach and requiring it to be remedied and stating that the notice is a “Notice of Default” under the Indenture;

(d)
the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable federal or state bankruptcy, insolvency, reorganization or similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of all or substantially all of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or
(e)
the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or all or substantially all of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due.

An Event of Default with respect to the Notes of a particular series may not constitute an Event of Default with respect to the Notes of any other series.
If an Event of Default described above in clause (a) or (b) of the definition of “Event of Default” occurs with respect to the Notes of any series at the time outstanding and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of the outstanding Notes of that series may declare the principal amount of all of the Notes of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the holders), and upon such declaration the principal amount of all of the Notes of that series will become immediately due and payable.
If an Event of Default described above in clause (c) of the definition of “Event of Default” occurs and is continuing, then in every such case the Trustee or the holders of not less than 25% in principal amount of all affected Notes of any series issued under the Indenture then outstanding (taking such action as one class) (including any affected series of the Exchange Notes) may declare the principal amount of all affected outstanding Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the holders), and upon any such declaration the principal amount of all affected outstanding Notes will become immediately due and payable.
If an Event of Default described in clause (d) or (e) of the definition of “Event of Default” occurs with respect to the Notes of any series (including any series of the Exchange Notes) at the time outstanding occurs, then the principal amount and any accrued interest upon all the Notes of that series will automatically, and without any declaration or other action on the part of the Trustee or any holder, become immediately due and payable.
Under certain circumstances the holders of a majority in aggregate principal amount of outstanding Notes of a series (or of more than one series of affected Notes (acting as one class) (including any series of Exchange Notes, if affected), as the case may be), by written notice to the Company and the Trustee, may rescind and annul an acceleration and its consequences.
The Company covenants that if (a) default is made in the payment of any interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days, or (b) default is made in the payment of the principal of (or premium, if any, on) any Note at the Maturity thereof, the Company will, upon demand of the Trustee, pay to it, for the benefit of the holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any) and interest and, to the extent that payment of such interest is legally enforceable, interest on any overdue principal (and premium, if any) and on any overdue interest, at the rate or rates prescribed therefor in such Notes, and, in addition thereto, such further amount as is sufficient to cover the reasonable costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.
If the Company fails to pay such amounts forthwith upon such demand, the Trustee, in its own name as trustee of an express trust, may institute a judicial proceeding for the collection of the sums due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated.
If an Event of Default with respect to the Notes of any series (or of all series, as the case may be) occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of Notes of that series (or of all series, as the case may be) by appropriate judicial proceedings as the Trustee deems most effectual to protect and enforce those rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted therein, or to enforce any other proper remedy.
The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Notes of the relevant series before proceeding to exercise any right or power under the Indenture at the request of the holders. Subject to provisions in the Indenture for the indemnification of the Trustee and certain other limitations, (a) the holders of not less than a majority in principal amount of the outstanding Notes of the relevant series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, relating to or arising under clause (a) or (b) of the definition of “Event of Default” and (b) with respect to all Notes, the holders of not less than a majority in principal amount of all affected Notes of any series issued under the Indenture (including any affected series of the Notes) outstanding (taking such action as one class) have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, not relating to or arising under clause (a) or (b) of the definition of “Event of Default.”
The Indenture provides that the Trustee may withhold notice to the holders of the Exchange Notes of any default (except in payment of principal (or premium, if any) or interest, if any) if the Trustee considers it in the interest of the holders of the Exchange Notes to do so.
The Indenture provides that no holder of any Exchange Notes of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, for the appointment of a receiver or trustee or for any other remedy hereunder, unless:
(a)	the holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Exchange Notes of that series;
(b)
the holders of not less than 25% in principal amount of the outstanding Exchange Notes of that series in the case of any Event of Default described in clause (a) or (b) of the definition of “Event of Default,” or, in the case of any Event of Default not described in clause (a) or (b) of the definition of “Event of Default,” the holders of not less than 25% in principal amount of all affected Notes of any series issued under the Indenture (including any affected series of the Exchange Notes) outstanding (making such request as one class), will have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;

(c)	the holder or holders have offered to the Trustee indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;
(d)	the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and
(e)
no direction inconsistent with the written request has been given to the Trustee during the 60-day period by the holders of not less than a majority in principal amount of the outstanding Exchange Notes of that series in the case of any Event of Default described in clause (a) or (b) of the definition of “Event of Default,” or, in the case of any Event of Default not described in clause (a) or (b) of the definition of “Event of Default,” by the holders of not less than a majority in principal amount of all affected Notes of any series issued under the Indenture (including any affected series of the Exchange Notes) outstanding (making the direction as one class);

it being understood and intended that no one or more of such holders will have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other holders of Exchange Notes of the same series, in the case of any Event of Default described in clause (a) or (b) of the definition of “Event of Default,” or of holders of all affected Notes of any series issued under the Indenture (including any affected series of the Exchange Notes) in the case of any Event of Default not described in clause (a) or (b) of the definition of “Event of Default,” or to obtain or to seek to obtain priority or preference over any other of such holders or to enforce any right under the Indenture, except in the manner therein provided and for the equal and ratable benefit of all holders of the Exchange Notes of the same series, in the case of any Event of Default described in clause (a) or (b) of the definition of “Event of Default,” or of holders of all affected Notes of any series issued under the Indenture (including any affected series of the Exchange Notes) in the case of any Event of Default not described in clause (a) or (b) of the definition of “Event of Default.”
The Indenture contains a covenant under which we are required to furnish to the Trustee an annual statement as to the compliance with all conditions and covenants of the Indenture.
Modification and Waiver
The Indenture provides that, without the consent of the holders of any Notes (including each series of Exchange Notes), we, together with the Trustee, at any time and from time to time, may enter into one or more supplemental indentures or other instruments, in form reasonably satisfactory to the Trustee, for any of the following purposes:
(a)
to evidence the succession of another person to the Company and provide for the assumption by a successor person of the Company’s obligations under the Indenture and the Notes, in each case in compliance with the provisions thereof;

(b)	to add to the covenants of the Company or to surrender any right or power conferred upon the Company in the Indenture;
(c)	to add any additional Events of Default;
(d)
to add to, change or eliminate any of the provisions of the Indenture; provided that any such addition, change or elimination shall (i) neither (A) apply to any Notes of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision nor (B) modify the rights of the holder of any such Note with respect to such provision or (ii) become effective only when there are no Notes of any series outstanding;

(e)	to secure the Notes pursuant to the requirements of the covenant described under the caption “Limitation upon Liens” or otherwise;
(f)	to establish the form or terms of the Notes of any series as permitted under the Indenture;
(g)
to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Notes of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee, pursuant to the requirements of the Indenture;

(h)
to cure any ambiguity, to correct or supplement any provision under the Indenture which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture; provided such action will not adversely affect the interests of the holders of the Notes of any particular series in any material respect;

(i)
to supplement any of the provisions of the Indenture to the extent as necessary to permit or facilitate the defeasance and/or discharge of any series of Notes pursuant to the Indenture; provided that any such action does not adversely affect the interests of the holders of the Notes of that series or any other series of Notes in any material respect;

(j)	to provide for the guarantee by any person of any series of previously issued and outstanding Notes;
(k)
to add to the Indenture such provisions as may be expressly permitted by the Trust Indenture Act, excluding, however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act as in effect at the date as of which the Indenture is executed or any corresponding provision in any similar federal statute thereafter enacted;

(l)	to conform to any mandatory provisions of law and in particular to comply with the requirements of the Commission in connection with the qualification of this Indenture under the Trust Indenture Act;
(m)	to conform the terms of the Indenture and the Notes to any provision or other description of the Notes, as the case may be, contained in an offering document related thereto;
(n)	to provide for the issuance of any additional securities under the Indenture;

(o)	to comply with the rules of any applicable securities depositary; or
(p)	to make any change in any series of Notes or to add to the Indenture such provisions that do not adversely affect in any material respect the interests of the holders of such Notes.
Other amendments and modifications of the Indenture may be made with the consent of the holders of not less than a majority in principal amount of outstanding securities of all series issued under the Indenture affected by the amendment or modification (voting as one class) (including any affected series of the Exchange Notes); provided, no modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:
(a)
change the stated maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to the Indenture or the amount thereof provable in bankruptcy pursuant to the Indenture, or change any Place of Payment where, or the coin, currency, currencies, currency units or composite currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption or repayment at the option of the holder, on or after the redemption date or repayment date, as the case may be);

(b)
reduce the percentage in principal amount of the outstanding Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture; or

(c)
modify (i) the requirements of the section of the Indenture described in this paragraph, (ii) provisions with respect to waiving compliance with specified provisions of the Indenture or (iii) provisions with respect to waiving specified defaults, except to increase any applicable percentage or to provide that other specified provisions of this Indenture cannot be modified or waived without the consent of the holder of each outstanding Note affected thereby, provided that the provisions described in this clause will not be deemed to require the consent of any holder with respect to changes in the references to “the Trustee” and concomitant changes in the foregoing requirements and provisions with respect to waiving compliance with certain provisions of the Indenture, or the deletion of the provision described in this proviso, in accordance with the requirements of the Indenture.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Notes, or which modifies the rights of the holders of Notes of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the Indenture of the holders of Notes of any other series.
It will not be necessary for any act of holders described in the foregoing provisions to approve the particular form of any proposed supplemental indenture, but it will be sufficient if the act approves the substance thereof.
Satisfaction and Discharge
The Indenture will upon Company request cease to be of further effect with respect to any series of Notes (except as to any surviving rights of registration of transfer or exchange of Notes of such series as expressly provided for in the Indenture) and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Indenture as to the applicable series when:
(a)	either:
(i)
all Notes of the applicable series theretofore authenticated and delivered (other than Notes that have been mutilated, destroyed, lost or stolen and that have been replaced or paid as provided in the Indenture and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in the Indenture) have been cancelled or delivered to the Trustee for cancellation; or

(ii)	all Notes of the applicable series not theretofore cancelled or delivered to the Trustee for cancellation:
(1)	have become due and payable, or
(2)	will become due and payable at their stated maturity within one year, or
(3)	are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company, in the case of clause (ii)(1), (ii)(2) or (ii)(3) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose (A) an amount of cash (in the currency, currencies or currency units in which the applicable Notes are then specified as payable at stated maturity), or (B) Government Obligations applicable to the applicable Notes (determined on the basis of the currency, currencies or currency units in which the applicable Notes are then specified as payable at stated maturity), which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount, or (C) a combination thereof, sufficient, in the case of (B) and (C) in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge the entire indebtedness on such Notes not theretofore cancelled or delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to, but excluding, the date of the deposit (in the case of Notes that have become due and payable) or to, but excluding, the stated maturity or redemption date, as the case may be; provided that if on the date of the deposit, the interest payable to, but excluding, or any premium payable on, the stated maturity or redemption date cannot be calculated, the amount deposited shall be sufficient to the extent that an amount is deposited with the Trustee equal to the interest payable to, but excluding, or the premium payable on, the stated maturity or the redemption date calculated as of the date of the deposit, with any deficit on the stated maturity or redemption date, as applicable (any such amount, the “Applicable Deficit”), only required to be deposited with the Trustee on or prior to the stated maturity or redemption date, as applicable; provided, further, any Applicable Deficit shall be set forth in an officer’s certificate delivered to the Trustee simultaneously with the deposit of the Applicable Deficit that confirms that the Applicable Deficit shall be applied to the interest or other amounts payable at the stated maturity or on the redemption date, as applicable;
(b)	the Company has paid or caused to be paid all other sums payable under the Indenture by the Company in respect of the applicable series of Notes; and
(c)	the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel (as specified in the Indenture).
Defeasance and Covenant Defeasance
The Indenture provides that, the Company may elect either “defeasance” or “covenant defeasance” of the Notes of or within a series as described below:
(a)
“defeasance” means that the Company may elect to defease and be discharged from any and all obligations with respect to the applicable Notes except for the obligations to register the transfer or exchange of the applicable Notes, to replace temporary or mutilated, destroyed, lost or stolen debt securities and any related coupons, to maintain an office or agency in respect of the applicable Notes and to hold moneys for payment in trust;

(b)
“covenant defeasance” means that the Company may elect to be released from its obligations with respect to the applicable Notes that are described under the captions “Consolidation, Merger and Sale of Assets,” “Existence,” “Limitation upon Liens,” “Limitations upon Sales and Leasebacks,” and any omission to comply with these obligations will not constitute a default or an Event of Default with respect to the applicable Notes.

To elect either defeasance or covenant defeasance under the Indenture, the Company must deposit with the Trustee, as trust funds in trust, (a) an amount of cash (in such currency, currencies or currency units in which the applicable Notes are then specified as payable at stated maturity), (b) Government Obligations applicable to the applicable Notes (determined on the basis of the currency, currencies or currency units in which the applicable Notes are then specified as payable at stated maturity), which through the payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount, or (c) a combination thereof, sufficient, in the case of clauses (b) and (c) in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge the principal of (and premium, if any) and interest on the applicable outstanding Notes on their scheduled due dates.
A trust of this kind may only be established if, among other things, the Company has delivered to the applicable trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, an opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture.
No Personal Liability of Incorporators, Stockholders, Officers, Directors, Employees or Agents
The Indenture provides that no recourse will be had for the payment of principal, premium, if any, or interest, if any, on any Exchange Note, or for any claim based on or in respect of any Exchange Note or the Indenture or any supplemental indenture, against any incorporator, stockholder, officer, director, employee or agent, as such, past, present or future, of ours or of any successor person thereof under any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise. Each holder, by accepting the Exchange Notes, waives and releases all such liability.
Concerning Our Relationship with the Trustee, Securities Registrar, Paying Agent and Calculation Agent
The Bank of New York Mellon Trust Company, N.A., will act as Trustee, securities registrar and paying agent under the Indenture and Calculation Agent in respect of the Exchange Floating Rate Notes. We maintain customary banking relationships in the ordinary course of business with the Trustee and its affiliates.
Governing Law
The Indenture is and the Exchange Notes will be governed by and construed in accordance with the laws of the State of New York.
Certain Definitions
For purposes of this “Description of the Notes,” the following definitions are applicable:
“Attributable Debt” means, as to any particular lease under which any person is at the time liable for a term of more than 12 months, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to such date at the rate of 15% per annum, compounded monthly. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease which is terminable by the lessee upon the payment of a penalty in an amount which is less than the total discounted net amount of rent required to be paid from the later of the first date upon which such lease may be so terminated or the date of the determination of such net amount of rent, as the case may be, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.
“Benchmark” means, initially, Three-Month LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Three-Month LIBOR or the then-current Benchmark, the “Benchmark” means the applicable Benchmark Replacement.
“Benchmark Agent” means us or a designee appointed by us in our sole discretion (which may include our affiliates) to perform any particular obligation to be performed in connection with the transition to a Benchmark Replacement in its sole discretion.
“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if the Benchmark Agent cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Benchmark Agent as of the Benchmark Replacement Date: (a) the sum of (1) Term SOFR and (2) the Benchmark Replacement Adjustment; (b) the sum of (1) Compounded SOFR and (2) the Benchmark Replacement Adjustment; (c) the sum of: (1) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (2) the Benchmark Replacement Adjustment; (d) the sum of: (1) the ISDA Fallback Rate and (2) the Benchmark Replacement Adjustment; or (e) the sum of: (1) the alternate rate of interest that has been selected by the Benchmark Agent as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (2) the Benchmark Replacement Adjustment.
“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Benchmark Agent as of the Benchmark Replacement Date: (1) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement; (b) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; or (c) the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Benchmark Agent giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates with respect to each interest period and making payments of interest, rounding of amounts or tenors, and other administrative matters) that the Benchmark Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Benchmark Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Benchmark Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Benchmark Agent determines is reasonably necessary).
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or (b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; (b) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or (c) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Business Day” when used in respect of any Place of Payment or any other particular location referred to in the Indenture or in the Exchange Notes, means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in that Place of Payment or other location are authorized or obligated by law or executive order to close.
“Calculation Date” means, with respect to any redemption date, two Business Days prior to the date of the notice of redemption relating to such redemption date.
“Change of Control” means the occurrence of any of the following after the date of issuance of the Exchange Notes of the applicable series:
(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3)of the Securities Exchange Act of 1934, as amended) other than to the Company or one of its subsidiaries, and other than any such transaction or series of related transactions in which the holders of the Company’s Voting Stock outstanding immediately prior thereto hold Voting Stock of the transferee person representing a majority of the voting power of the transferee person’s Voting Stock immediately after giving effect thereto;

(2)
the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than the Company or one of its subsidiaries) becomes the “beneficial owner” (as defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of the Company’s Voting Stock representing a majority of the voting power of the Company’s outstanding Voting Stock;

(3)
the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing a majority of the voting power of the Voting Stock of the surviving person (or its parent) immediately after giving effect to such transaction; or

(4)	the adoption by our shareholders of a plan relating to our liquidation or dissolution.
Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control under clause (2) above if (i) we become a direct or indirect wholly-owned subsidiary of a holding company or other person and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company or other person immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) (other than a holding company or other person satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company or other person.
“Change of Control Triggering Event” means, with respect to the applicable series of Exchange Notes, the Exchange Notes of such series cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade or withdrawal). However, a Change of Control Triggering Event otherwise arising by virtue of a particular reduction in, or withdrawal of, rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Change of Control Triggering Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in, or withdrawal of, rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at our request that the reduction or withdrawal was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Change of Control Triggering Event). If a Rating Agency is not providing a rating for the Exchange Notes at the commencement of any Trigger Period, the Exchange Notes will be deemed to have ceased to be rated Investment Grade by such Rating Agency during that Trigger Period.
Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.
“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, as amended, or, if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Exchange Fixed Rate Notes to be redeemed (assuming, for this purpose, that such Exchange Fixed Rate Notes mature on the Par Call Date applicable thereto) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Exchange Fixed Rate Notes to be redeemed (assuming, for this purpose, that such of Exchange Fixed Rate Notes mature on the Par Call Date applicable thereto).
“Comparable Treasury Price” means, with respect to any redemption date for any Exchange Fixed Rate Notes, the average of all Reference Treasury Dealer Quotations obtained by us.
“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate (which will be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each applicable interest period), and conventions for this rate being established by the Benchmark Agent in accordance with: (a) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that: (b) if, and to the extent that, the Benchmark Agent determines that Compounded SOFR cannot be determined in accordance with clause (a) above, the rate, or methodology for this rate, and conventions for this rate that shall have been selected by the Benchmark Agent giving due consideration to any industry-accepted market practice for U.S. dollar-denominated floating rate notes at such time. For the avoidance of doubt, the calculation of Compounded SOFR will exclude the Benchmark Replacement Adjustment and the spread of 0.45% per annum.
“Consolidated Net Total Assets” means the total amount of assets of the Company and its consolidated subsidiaries (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), all as set forth on the most recent consolidated balance sheet of the Company and its consolidated subsidiaries and computed in accordance with generally accepted accounting principles (which calculation shall give pro forma effect to any Material Acquisition or Material Disposition consummated by the Company or its consolidated subsidiaries since the date of such balance sheet and on or prior to the date of determination, as if such Material Acquisition or Material Disposition had occurred on the date of such consolidated balance sheet).
“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding Business Day adjustment) as the applicable tenor for the then-current Benchmark.
“Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed money.
“Designated LIBOR Page” means the display on Reuters, Page LIBOR01 (or any successor or substitute page of such service, or any successor to such service selected by us), for the purpose of displaying the London interbank rates of U.S. dollars.
“DTC” means, for purposes of this “Description of the Notes,” The Depository Trust Company, its nominees and their respective successors.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Government Obligations” means securities that are (a) direct obligations of the government that issued the currency in which the Notes of a particular series are payable or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the government or entity that issued the currency in which the Notes of a particular series are payable, the payment of which is unconditionally guaranteed by such government, which, in either case, are full faith and credit obligations of the government payable in such currency and are not callable or redeemable at the option of the issuer thereof and will also include a depositary receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest or principal of the Government Obligation evidenced by such depositary receipt.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us from time to time.
“Industrial Development Bonds” means obligations issued by a State, a Commonwealth, a Territory or a possession of the United States of America, or any political subdivision of any of the foregoing, or the District of Columbia, the interest on which is excludable from gross income of the holders thereof pursuant to the provisions of Section 103(a) of the Internal Revenue Code of 1986, as amended (or any similar provision), as in effect at the time of the issuance of such obligations.
“Interest Payment Date” when used with respect to any Exchange Fixed Rate Notes, means the date specified in such Exchange Notes as the fixed date on which an installment of interest is due and payable.
“Interpolated Benchmark,” with respect to the Benchmark, means the rate determined for the Corresponding Tenor by interpolating on a linear basis between (a) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (b) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB– or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread (which may be positive or negative value or zero) that would apply for interest rate derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“ISDA Fallback Rate” means the rate that would apply for interest rate derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“LIBOR” means the offered rate for deposits in U.S. dollars that appears on the Designated LIBOR Page as of 11:00 a.m., London time on any interest determination date related to an interest period, as applicable.
“Lien” means any pledge, mortgage, lien, encumbrance and security interest.
A “London Business Day” is any day on which commercial banks are open for business (including dealings in U.S. Dollars) in London, England.

“Material Acquisition” means any acquisition by the Company or any of its subsidiaries of (a) equity interests in any person if, after giving effect thereto, such person will become a subsidiary of the Company or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any person (in the case of clauses (a) and (b), including as a result of a merger or consolidation); provided that, in the case of clauses (a) and (b), the aggregate consideration therefor exceeds $50,000,000.
“Material Disposition” means any sale, transfer or other disposition by the Company or any of its subsidiaries of (a) all or substantially all the issued and outstanding equity interests in any person that are owned by the Company or any of its subsidiaries or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any person; provided that, in the case of clauses (a) and (b), such sale, transfer or other disposition yields net proceeds to the Company or any of its subsidiaries in excess of $50,000,000.
“Maturity” means the date on which the principal (or premium, if any) of such Note or an installment of principal becomes due and payable as provided by the Indenture or the Note, whether at the stated maturity or by declaration of acceleration, call for redemption or otherwise.
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity of whatever nature.
“Place of Payment” means, when used with respect to the Exchange Notes of or within any series, the place or places where the principal of (and premium, if any) and interest on such Exchange Notes are payable, as contemplated by the Indenture.
“Principal Property” means any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures comprising a part thereof, owned by the Company or any Wholly-Owned Domestic Manufacturing Subsidiary and located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of Consolidated Net Total Assets, other than any such manufacturing plant or warehouse or any portion thereof or any such fixture (together with the land upon which it is erected and fixtures comprising a part thereof) (a) which is financed by Industrial Development Bonds or (b) which, in the opinion of the board of directors of the Company (or any duly authorized committee thereof), is not of material importance to the total business conducted by the Company and its subsidiaries, taken as a whole.
“Rating Agency” means each of Moody’s and S&P; provided that if either Moody’s or S&P cease to provide rating services to issuers or investors, the Company may appoint another “nationally recognized statistical rating organization,” as defined under Section 3(a)(62) of the Securities Exchange Act of 1934, as amended, as a replacement agency for such Rating Agency; provided that we shall give notice of such appointment to the Trustee.
“Record Date” means the close of business on the date that is fifteen calendar days prior to the date on which interest is scheduled to be paid, regardless of whether such date is a Business Day; provided that if any of the Exchange Notes are held by a securities depositary in book-entry form, the Record Date for those Exchange Notes will be the close of business on the Business Day immediately preceding the date on which interest is scheduled to be paid.
“Reference Time” with respect to any determination of the Benchmark means (a) if the Benchmark is Three-Month LIBOR, 11:00 a.m. (London time) on the relevant interest determination date, and (b) if the Benchmark is not Three-Month LIBOR, the time determined by the Benchmark Agent in accordance with the Benchmark Replacement Conforming Changes.
“Reference Treasury Dealer” means one or more of BofA Securities, Inc., Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC and their respective successors. If any Reference Treasury Dealer ceases to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer for that dealer.

“Reference Treasury Dealer Quotations” means, with respect to one or more Reference Treasury Dealers and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the Calculation Date with respect to the redemption date.
“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve and/or the Federal Reserve Bank of New York or any successor thereto.
“Remaining Scheduled Payments” means, with respect to each Fixed Rate Note being redeemed, the remaining scheduled payments of principal and interest (excluding interest accrued to, but excluding, the redemption date) of such Fixed Rate Note that would be due after the related redemption date but for the redemption.
“S&P” means S&P Global Ratings, and its successors.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Three-Month LIBOR” means, for any interest period, LIBOR having a maturity of three months. If the rate does not appear on Designated LIBOR Page as of 11:00 a.m., London time on any interest determination date related to an interest period, as applicable, and if a Benchmark Transition Event has not occurred, then we will request the principal London Office of each of four major reference banks in the London interbank market, selected by us for this purpose, to provide such bank’s offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a.m., London time, on such interest determination date and in a principal amount equal to an amount for a single transaction in U.S. dollars in the relevant market at the relevant time as determined by us and provided to the Calculation Agent (a “Representative Amount”). If at least two such quotations are so provided, Three-Month LIBOR for the interest period related to such interest determination date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, we will request each of three major banks in the City of New York selected by us for this purpose, to provide such bank’s rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a.m., New York City time, on such interest determination date and in a Representative Amount. If at least two such rates are so provided, Three-Month LIBOR for the interest period related to such interest determination date will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, but a Benchmark Transition Event has not occurred, then Three-Month LIBOR for the interest period related to such interest determination date will be set to equal the Three-Month LIBOR for the immediately preceding interest period or, in the case of the interest period commencing on the Floating Rate Interest Payment Date, the coupon shall be the most recent Three-Month LIBOR that can be determined by reference to the Designated LIBOR Page. All percentages used in or resulting from any calculation of Three-Month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.
“Treasury Rate” means, with respect to any redemption date, as of the Calculation Date, (a) the arithmetic average of the yields in the statistical release for the immediately preceding week designated “H.15” or any successor publication which is published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under “U.S. government securities—Treasury constant maturities—nominal,” for the maturity corresponding to the Comparable Treasury Issue (or, if no maturity is within three months before or after the remaining term of the Exchange Fixed Rate Notes to be redeemed (assuming, for this purpose, that such Exchange Fixed Rate Notes mature on the Par Call Date applicable thereto), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month), or (b) if the release referred to in clause (a) (or any successor release) is not published on the Calculation Date or does not contain the yields referred to above, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
“Wholly-Owned Domestic Manufacturing Subsidiary” means any subsidiary of which, at the time of determination, all of the outstanding capital stock (other than directors’ qualifying shares) is owned by the Company directly and/or indirectly and which, at the time of determination, is primarily engaged in manufacturing, except a subsidiary that (a) neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States, (b) is engaged primarily in the finance business, including, without limitation thereto, financing the operations of, or the purchase of products which are products of or incorporate products of, the Company and/or its subsidiaries, or (c) is primarily engaged in ownership and development of real estate, construction of buildings, or related activities, or a combination of the foregoing. In the event that there shall at any time be a question as to whether a subsidiary is primarily engaged in manufacturing or is described in the foregoing clause (a), (b) or (c), such matter shall be determined for all purposes of the Indenture by a board resolution.

BOOK-ENTRY SETTLEMENT AND CLEARANCE
The Global Notes
Like the Old Notes, the Exchange Notes will be issued in the form of registered notes in global form, without interest coupons (the “global notes”).
Upon issuance, each of the global notes will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.
Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:
•
upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•
ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.
Book-Entry Procedures for the Global Notes
All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream, as applicable. We have provided the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.
DTC has advised us that it is:
•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of the New York State Banking Law;
•	a member of the U.S. Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants.
DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global note:
•	will not be entitled to have the Notes represented by the global note registered in their names;
•	will not receive or be entitled to receive physical, certificated notes; and
•
will not be considered the owners or holders of the Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of the Notes under the Indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).
Payments of principal, premium (if any) and interest with respect to the Notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.
Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.
Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depository to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.
Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.
DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.
Certificated Notes
Notes of a series in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Notes only if:
•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes of such series and a successor depositary is not appointed within 90 days;
•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed within 90 days;
•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes of such series; or
•
there shall have occurred and be continuing an Event of Default with respect to Notes of such series and DTC notifies the Trustee of its decision to exchange the global notes of such series for certificated notes of such series.

EXCHANGE OFFERS; REGISTRATION RIGHTS
Otis and the initial purchasers of the Old Notes entered into a Registration Rights Agreement with respect to the Old Notes on February 27, 2020. In the agreement, Otis agreed, among other things, for the benefit of the holders of the Old Notes to use commercially reasonable efforts to (1) file a registration statement on an appropriate registration form with respect to a registered offer to exchange each series of Old Notes for Exchange Notes with terms substantially identical in all material respects to such series of Old Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions, and the registration rights and additional interest provisions applicable to the Old Notes will not apply to the Exchange Notes) and (2) cause the registration statement to be declared effective under the Securities Act.
After the SEC declares this exchange offer registration statement effective, Otis will offer the Exchange Notes in return for the Old Notes. Each of the exchange offers will remain open for at least 20 business days (or longer if required by applicable law) after the date Otis electronically delivers notice of such exchange offers to the holders of the applicable Old Notes. For each Old Note surrendered to Otis pursuant to an exchange offer, the holder of the Old Note will receive an Exchange Note having a principal amount equal to that of the surrendered Old Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Old Note surrendered in exchange thereof or, if no interest has been paid on such Old Note, from the date of its original issue.
Under existing SEC interpretations, Exchange Notes acquired in the exchange offers by holders of Old Notes will be freely transferable without further registration under the Securities Act if the holder of the Exchange Notes represents that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding to participate in the distribution of the Exchange Notes and that it is not an affiliate of Otis, as such terms are interpreted by the SEC, however, broker-dealers (“participating broker-dealers”) receiving Exchange Notes in a registered exchange offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. Under existing SEC interpretations, this prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities.
Generally, Old Notes of any series not tendered in the applicable exchange offer will maintain the same interest and be subject to all the terms and conditions specified in the applicable indenture, including transfer restrictions, but will not retain any rights under the Registration Rights Agreement (including with respect to increases in annual interest rate described below) after the consummation of the applicable exchange offer.
In the event that Otis determines that registered exchange offers are not available under applicable law or may not be completed as soon as practicable after the last date for acceptance of Old Notes for exchange because it would violate any applicable law or applicable interpretations of the staff of the SEC or, if all of the exchange offers are not for any other reason completed by the later of February 21, 2021 and, in certain limited circumstances, the date on which Otis receives a written request from any initial purchaser representing that it holds Old Notes that are or were ineligible to be exchanged in a registered exchange offer, Otis will use its commercially reasonable efforts to file and cause to become effective a shelf registration statement relating to resales of the relevant Old Notes. Otis will, in the event of such a shelf registration, provide to each participating holder of Old Notes copies of a prospectus (if requested by the participating holder), notify each participating holder of Old Notes when the shelf registration statement has become effective and take certain other actions to permit resales of the Old Notes. A holder of registrable securities (as defined below) that sells Old Notes under the shelf registration statement generally will be required to make certain representations to Otis, to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder of registrable securities (including certain indemnification obligations). Holders of registrable securities will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from Otis.
If a “registration default” (as defined below) occurs with respect to a series of registrable securities under the Registration Rights Agreement, then additional interest shall accrue on the principal amount of the Old Notes of a particular series that are registrable securities at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, however, the rate at which such additional interest accrues may in no event exceed 1.00% per annum). The additional interest will cease to accrue when all registration defaults are cured. Notwithstanding the foregoing, if the applicable Exchange Offer with respect to a series of Old Notes is consummated, any holder who was, at the time the Exchange Offer was pending and consummated, eligible to exchange and did not validly tender, or withdrew, its Old Notes for Exchange Notes in the Exchange Offer, will not be entitled to receive any additional interest and, upon consummation of the Exchange Offer, the Old Notes will no longer constitute registrable securities under the Registration Rights Agreement.
A “registration default” occurs if (i) the exchange offer registration statement is not deemed effective on or prior to February 21, 2021, (ii) the exchange offers are not consummated prior to February 21, 2021 and, if a shelf registration statement is required, such shelf registration statement is not declared effective on or prior to the later of February 21, 2021 and 60 days after the delivery of a request by an initial purchaser for the filing of a shelf registration statement, or (iii) if a shelf registration is required, such shelf registration statement and after being declared effective, such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable for resales of registrable securities (x) on more than two occasions of at least 30 consecutive days during the shelf effectiveness period or (y) at any time in any 12-month period during the required effectiveness period and such failure to remain effective or usable for resales of registrable securities exists for more than 90 days (whether or not consecutive) in any 12-month period.
“registrable securities” initially means the Old Notes; provided that the Old Notes will cease to be registrable securities upon the earliest to occur of the following: (1) when a registration statement with respect to such Old Notes has become effective and such Old Notes have been exchanged or disposed of pursuant to such registration statement, (2) when such Old Notes cease to be outstanding, (3) when such Old Notes have been resold pursuant to Rule 144 (or any successor provision) under the Securities Act (but not Rule 144A) without regard to volume restrictions, provided that we shall have removed or caused to be removed any restrictive legend on the Old Notes or (4) February 27, 2023.
The Exchange Notes will be accepted for clearance through DTC. See “Book Entry Settlement and Clearance.”
This summary of the provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of certain material U.S. federal income tax considerations relating to the exchange of Old Notes for Exchange Notes in the exchange offers. It does not purport to contain a complete analysis of all the potential tax considerations relating to the exchange. This discussion is limited to holders of Old Notes who hold the Old Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion is based upon the Code, the Treasury Regulations promulgated thereunder, judicial authorities and published positions of the Internal Revenue Service (the “IRS”), all as currently in effect, and all of which are subject to change or differing interpretations possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.
This discussion is for general information purposes only and does not address all of the U.S. federal income tax consequences and considerations that may be relevant to a particular holder in light of such holder’s particular facts and circumstances and does not apply to holders that are subject to special treatment under U.S. federal income tax laws, such as, for example, banks or other financial institutions; insurance companies, regulated investment companies, real estate investment trusts or mutual funds; holders liable for the alternative minimum tax; certain former citizens or former long-term residents of the United States; U.S. holders having a “functional currency” other than the U.S. dollar; tax-exempt organizations; dealers in securities or currencies; entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (or investors therein); subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts; traders in securities that elect to use a mark to market method of accounting; “controlled foreign corporations”; “passive foreign investment companies”; or holders that hold Old Notes as part of a straddle, hedge, constructive sale, or conversion transaction or other integrated or risk reduction transaction.
This discussion does not address any tax consequences under U.S. federal tax laws other than those pertaining to the income tax, nor does it address any considerations under any state, local or foreign tax laws or under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion also does not address any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.
If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Old Notes, the tax treatment of a person treated as a partner in such partnership for U.S. federal income tax purposes generally will depend upon the status of the partner and the activities of the partnership. Such partnerships and partners in such partnerships should consult their tax advisors about the tax consequences of the exchange to them.
This discussion is for general purposes only. All holders are urged to consult with their tax advisors as to the specific tax consequences to them of the exchange of Old Notes for Exchange Notes in light of their particular facts and circumstances, including the applicability and effect of any U.S. federal, state, local, foreign or other tax laws.
Consequences of Tendering Old Notes
The exchange of Old Notes for Exchange Notes in the exchange offers will not constitute a taxable exchange for U.S. federal income tax purposes. Accordingly, you will not recognize gain or loss upon the exchange of Old Notes for Exchange Notes, your basis in the Exchange Notes will be the same as your basis in the Old Notes surrendered in exchange therefor immediately before the exchange, and your holding period in the Exchange Notes will include your holding period for the Old Notes exchanged.

PLAN OF DISTRIBUTION
Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. Otis has agreed that, for a period of up to 180 days after the expiration date of the exchange offers, if requested by one or more such broker-dealers, Otis will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Exchange Notes by any such broker-dealers.
Otis will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offers, and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 180 days after the expiration time of the exchange offers, Otis will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Otis has agreed to pay certain expenses incident to the exchange offers (including the expenses of one counsel for the holders of the Exchange Notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities pursuant to the Registration Rights Agreement, including liabilities under the Securities Act.

LEGAL MATTERS
Wachtell, Lipton, Rosen & Katz, New York, New York will pass on certain aspects of the validity of the Exchange Notes offered in these exchange offers.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The combined financial statements incorporated in this prospectus by reference to Amendment No. 1 to Form 10 for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
With respect to the unaudited financial information of Otis Worldwide Corporation for the three-month periods ended March 31, 2020 and 2019 and the six-month periods ended June 30, 2020 and 2019 incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 8, 2020 and July 31, 2020 incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for each report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those publicly filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. Accordingly, we incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of the offering under this prospectus (excluding in each case information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act or the Exchange Act):
1.	The Registrant’s Registration Statement on Form 10 initially filed on February 7, 2020, as amended by Amendment No. 1 filed on March 11, 2020;
2.	The Registrant’s Quarterly Reports on Form 10-Q for the Quarters Ended March 31, 2020 and June 30, 2020; and
3.	The Registrant’s Current Reports on Form 8-K filed on March 16, 2020, April 3, 2020 and July 31, 2020.
You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement hereto. The Registrant has not authorized any person, including any salesperson or broker, to provide information other than that provided in this prospectus and in any supplement hereto. The Registrant has not authorized anyone to provide you with different information. The Registrant is not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and in any supplement hereto is accurate only as of the date on its cover page and that any information incorporated herein by reference is accurate only as of the date of the document incorporated by reference.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written request, a copy of any or all of the documents we incorporate by reference in this prospectus, other than any exhibit to any of those documents, unless we have specifically incorporated that exhibit by reference into the information this prospectus incorporates. You may request copies by writing or telephoning us at the following address:
Otis Worldwide Corporation
Investor Relations
One Carrier Place
Farmington, Connecticut 06032
(860) 233-6847
To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than August 28, 2020. In the event that we extend any of the exchange offers, you must submit your request at least five business days before the expiration date of the applicable exchange offer, as extended.
Except as expressly provided above, no other information is incorporated by reference into this prospectus.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-4 (File No. 333-240272) under the Securities Act that registers the Exchange Notes that will be offered in exchange for the Old Notes. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the Exchange Notes. The rules and regulations of the SEC allow us to omit from this document certain information included in the registration statement.
We are subject to the informational requirements of the Exchange Act and file reports and other information with the SEC. Our SEC filings are available to the public from the SEC’s website at http://www.sec.gov.
Otis also maintains an Internet site at www.Otis.com. Otis’ website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision. Otis Worldwide Corporation and its subsidiaries’ names, abbreviations thereof, logos, and product and service designators are all either the registered or unregistered trademarks or tradenames of Otis Worldwide Corporation and its subsidiaries. Names, abbreviations of names, logos, and products and service designators of other companies are either the registered or unregistered trademarks or tradenames of their respective owners.